UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Xcel Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Wayne H. Brunetti

Chairman of the Board

April 11, 2005

Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders, which will be held on May 25, 2005, at 10:00 a.m. CDT, at The Minneapolis Convention Center, Auditorium, 1301 Second Avenue South, Minneapolis, Minnesota. The doors will open at 9:00 a.m. CDT.

Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. I will report on current operations and discuss our future plans. We also will provide time for your questions and comments.

The attendance of our shareholders at annual meetings over the years has been very helpful in maintaining good communications and understanding. We sincerely hope you will be able to be with us. If you cannot attend in person, you can listen to our webcast of the Annual Meeting at www.xcelenergy.com. If you are a registered shareholder, your admission ticket to the Annual Meeting is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of Xcel Energy stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company. We ask that you review the Annual Meeting guidelines contained on the back cover of this proxy statement. As set forth in these guidelines, you will be asked to provide a photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting.

Your vote is important. Even if you do not attend the Annual Meeting, I hope you will vote as soon as possible. We encourage you to vote electronically over the Internet, by telephone or by mailing a traditional proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

We appreciate your continued support.
Cordially,
/s/ Wayne H. Brunetti
Wayne H. Brunetti

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders	ii
Questions and Answers about the Proxy Materials and the Annual Meeting	1
Corporate Governance	7
Board Structure and Compensation	10
Proposals to be Voted On	14
Proposal No. 1 Election of Directors	14
Proposal No. 2 Proposal to Approve the Xcel Energy Inc. 2005 Omnibus Incentive Plan	19
Proposal No. 3 Proposal to Approve the Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005)	27
Proposal No. 4 Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Principal Independent Accountants for 2005	34
Common Stock Ownership of Directors, Executive Officers and 5% Shareholders	35
Section 16(a) Beneficial Ownership Reporting Compliance	36
Executive Compensation	37
Report of the Governance, Compensation and Nominating Committee of the Board of Directors	44
Xcel Energy Stock Performance Graph	49
Employment Agreements and Severance Arrangements	49
Securities Authorized for Issuance Under Equity Compensation Plans	52
Report of the Audit Committee of the Board of Directors	53
Independent Public Accountants	54
Other Business	56
Appendix A — Audit Committee Charter	A-1
Appendix B — Xcel Energy Inc. 2005 Omnibus Incentive Plan	B-1
Appendix C — Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005)	C-1

i

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. CDT on Wednesday, May 25, 2005
Place	The Minneapolis Convention Center, Auditorium, 1301 Second Avenue South, Minneapolis, Minnesota 55403.
Items of Business	(1)	To elect eight directors.
	(2)	To consider approval of the Xcel Energy Inc. 2005 Omnibus Incentive Plan.
	(3)	To consider approval of the Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005).
	(4)	To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2005.
	(5)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.
Record Date	You are entitled to vote if you were a shareholder at the close of business on March 28, 2005.
Annual Meeting Admission

If you are a registered shareholder, an admission ticket is attached to the proxy card. You will not receive an admission ticket if your shares are held by a stock brokerage account, bank or other nominee. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company. Shareholders will be asked to provide a photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.
For specific instructions, refer to the Questions and Answers on page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 11, 2005.

By Order of the Board of Directors,
/s/ Cathy J. Hart
CATHY J. HART
Secretary

ii

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023

April 11, 2005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2005

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:   Why Am I Receiving These Materials?

A:    The Board of Directors of Xcel Energy Inc. is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Xcel Energy’s Annual Meeting of Shareholders that will take place on May 25, 2005. You are requested to vote on the proposals described in this proxy statement.

Q:   What Information is Contained in These Materials?

A:    The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. Our 2004 Annual Report is enclosed in this mailing and also is available via the Internet at www.xcelenergy.com.

Q:   What Proposals Will be Voted On at the Annual Meeting?

A:    There are four proposals scheduled to be voted on at the Annual Meeting:

•         the election of eight directors;

•         the approval of the Xcel Energy Inc. 2005 Omnibus Incentive Plan;

•         the approval of the Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005); and

•         the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2005.

Q:   What Are the Company’s Voting Recommendations?

A:    Our Board recommends that you vote your shares as follows:

•         “FOR” each of the nominees to the Board;

•         “FOR” the approval of the Xcel Energy Inc. 2005 Omnibus Incentive Plan;

•         “FOR” the approval of the Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005); and

•         “FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2005.

Q:   What Shares Can I Vote?

A:    All shares of our common and preferred stock owned by you as of March 28, 2005, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:   What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

A:    Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record.   If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote your proxy directly to the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

Q:   How Can I Vote My Shares?

A:    Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

•         By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

•         By Telephone — If you live in the United States, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

•         By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide instructions, your shares will be voted as described in “How Are Votes Counted?”  If you provide voting instructions but do not sign your card, your vote will not be counted.

We Encourage You to Vote by Internet or by Telephone.

Q:   Can I Change My Vote?

A:    If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. on May 24, 2005, or voting again at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Q:   How Are Votes Counted?

A:    In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”  If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”  If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. However, if you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all other allocated shares are voted.

If you are a participant in our Dividend Reinvestment and Cash Payment Plan, your proxy form will include the shares held on your behalf under such plan and the shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the Dividend Reinvestment and Cash Payment Plan will not be voted.

Q:   What is the Voting Requirement to Approve Each of the Proposals?

A:    All proposals require the affirmative “FOR” vote of a majority of the voting power of the shares present and entitled to vote. For the election of directors, you are entitled to cumulatively vote your shares as described more specifically under the heading “Proposal No. 1 Election Of Directors.”  If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes for certain proposals, as described in “What is the Quorum Requirement for the Annual Meeting?” below. In tabulating the voting result for any particular proposal, abstentions from voting are treated as votes “AGAINST” while shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:   What Does it Mean if I Receive More Than One Proxy or Voting Instruction Card?

A:    It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:   How Can I Obtain an Admission Ticket for the Annual Meeting?

A:    If you are a registered shareholder, the admission ticket is attached to the enclosed proxy card. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. A photo identification, such as a driver’s license, will also be requested.

Q:   Where Can I Find the Voting Results of the Annual Meeting?

A:    We will announce preliminary voting results at the Annual Meeting. When the votes are finalized, we will include the final results in our second quarter Form 10-Q, which will be available on our website on or before August 9, 2005.

Q:   What Classes of Shares are Entitled to be Voted?

A:    If you owned shares of our common or preferred stock at the close of business on March 28, 2005, the record date, you are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote at the Annual Meeting. On March 28, 2005, there were 401,835,013 shares of common stock issued and outstanding. Of these, 401,640,663 were eligible to vote. The balance of the shares of our outstanding common stock represent shares in our predecessor companies that have not yet been exchanged for shares of our common stock as required by the terms of the applicable mergers. Accordingly, these unexchanged shares are not eligible to vote. If you owned preferred stock (other than the $3.60 Series), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On March 28, 2005, we had 774,800 shares of our preferred stock (other than the $3.60 Series) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series preferred stock upon each matter presented at the Annual Meeting. On March 28, 2005, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Other than as described in the next sentence, no person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities. Based on information reported in a Schedule 13G filed on February 14, 2005, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, is deemed to beneficially own 27,579,500 shares of our common stock, representing approximately 6.9% of our outstanding common stock, as a result of acting as investment adviser to various investment companies.

Q:   What is the Quorum Requirement for the Annual Meeting?

A:    The quorum requirement for holding the Annual Meeting and transacting business is a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting. The shares may be present in person or represented by proxy at the Annual Meeting. If you submit a properly executed proxy card or vote in person, by telephone or over the Internet, you will be considered part of the quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:   Who Will Count the Vote?

A:    Representatives of The Bank of New York will tabulate the votes and act as the inspectors of election.

Q:   Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?

A:    The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials and/or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for these solicitation activities. We also have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $7,000 for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Q:   Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

A:    Yes. The Company offers shareholders the option to receive the Annual Report to Shareholders and proxy statement electronically, instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investor Information.”  Then look for electronic delivery. As soon as the Annual Report to Shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Q:   What Happens if Additional Proposals are Presented at the Annual Meeting?

A:    Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Richard C. Kelly, Benjamin G.S. Fowke III, Gary R. Johnson, Cathy J. Hart or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:   May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders or Nominate Individuals to Serve as Directors?

A:    Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement.   Unless we indicate otherwise at a later date, in order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Secretary no later than 5:00 p.m. Central Time on December 12, 2005. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

To Be Raised from the Floor.   Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Secretary between January 9, 2006 and February 23, 2006, and must contain certain information as required under our bylaws. You may contact the Secretary at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making shareholder proposals. Please note that these requirements relate only to matters a shareholder wishes to bring before next year’s annual meeting and that are not to be included in our proxy statement.

To Recommend an Individual to Serve as a Director.   You may make a recommendation to our Governance, Compensation and Nominating Committee of an individual to serve as a director by sending a written statement of the qualifications of the recommended individual to the Secretary of Xcel Energy Inc. at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023 (Attention: Corporate Secretary). In order to be considered for next year’s annual meeting, your recommendation should be received by October 14, 2005.

Q:   I Receive More Than One Complete Proxy Package. Is it Possible to Eliminate Duplicates?

A:    Yes, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.”  Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Shareholders and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report to Shareholders and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual

Report to Shareholders or proxy statement for your household, please forward your written request to The Bank of New York, Shareholder Relations — 12E, P.O. Box 11258, Church Street Station, New York, New York 10286. You may also e-consent to householding on the Internet at www.stockbny.com.

If you participate in householding and would like to receive a separate copy of our 2004 Annual Report to Shareholders or this proxy statement, please contact us in the manner described in the immediately preceding paragraph or call 1-877-914-9235. We will deliver the requested documents to you promptly upon receipt of your request.

CORPORATE GOVERNANCE

Governance Guidelines and Code of Conduct

The Board of Directors of the Company operates pursuant to a set of written Guidelines on Corporate Governance that set forth the Company’s corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates.

The Guidelines describe Board membership criteria, the Board selection and member orientation process and stock ownership guidelines. The Guidelines require that all but two of the directors must be independent and that the members of each committee must be independent. Directors are to retire from the Board prior to the annual meeting of shareholders in the year in which they turn 70 and, except for inside directors and directors first elected prior to 2000, are to serve no more than 15 years on the Board. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly held companies without the prior approval of the Governance, Compensation and Nominating Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board’s consideration.

The Guidelines provide that the Governance, Compensation and Nominating Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria. The Guidelines also provide that the members of the Board will conduct an annual assessment of the performance of the Board and the processes used by the Board. The members of each respective Committee will conduct an annual assessment of the performance of the Committees.

The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company’s independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors are to meet in executive session on a regularly scheduled basis, and that the rotating lead independent director will chair these executive sessions. The chairs of the Board’s respective committees will serve, on a quarterly rotational basis, as the lead independent director.

The Board of Directors of the Company has adopted a Code of Conduct applicable to all of our employees and our subsidiaries’ directors, officers and employees. Our Code of Conduct applies to our chief executive officer, our chief financial officer and our chief accounting officer, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to such officers as well as the governance requirements of the New York Stock Exchange. All of our corporate governance material, including our Code of Conduct, our Guidelines on Corporate Governance and each of our committee charters, are available for public viewing on the Company’s web site at www.xcelenergy.com, under “About Us — Corporate Governance.”  Copies of our corporate governance material are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023.

Board Composition and Independence

In 2004, the Board requested and received shareholder approval to amend our bylaws to eliminate the classification of the Board of Directors. Beginning in 2006, all directors will be elected to one-year terms.

The Board of Directors of the Company is currently composed of twelve directors, ten of whom are independent within the meaning of the listing standards of the New York Stock Exchange. For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•         No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•         A director who is an employee, or whose immediate family member is an executive officer, of us or any of our subsidiaries is not independent until four years after the end of such employment relationship;

•         A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $100,000 per year in such compensation;

•         A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, Deloitte & Touche LLP, our present external auditor, Arthur Andersen LLP, our former external auditor, or a present or former internal auditor of us or any of our subsidiaries is not “independent” until four years after the end of the affiliation or the employment or auditing relationship;

•         A director (a) who is a current partner or employee of the firm that is the Company’s external auditor, or (b) whose immediate family member is a current partner of such firm or a current employee of such firm and participates in that firm’s audit, assurance, or tax compliance (but not tax planning) practice, or (c) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent;

•         A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until four years after the end of such service or the employment relationship;

•         A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until four years after falling below such threshold; and

•         A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

The Board determined that the following current members of the Board: Mr. Richard H. Anderson, Mr. C. Coney Burgess, Mr. Roger R. Hemminghaus, Mr. A. Barry Hirschfeld, Mr. Douglas W. Leatherdale, Mr. Albert F. Moreno, Mr. Ralph R. Peterson, Ms. Margaret R. Preska, and Ms. A. Patricia Sampson; and the following nominee for director: Mr. Ronald M. Moquist, meet the aforementioned independence standards. Mr. Wayne H. Brunetti does not meet the aforementioned independence standards because he is our current Chief Executive Officer. Mr. Richard C. Kelly does not meet the independence standards because he is our current President and Chief Operating Officer.

Standing Committees; Independent Members

Our Board has four standing committees — Audit; Finance; Governance, Compensation and Nominating; and Operations, Nuclear and Environmental. All members of these committees are independent directors who are nominated and approved by the Board each year. The Governance, Compensation and Nominating Committee will recommend to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Lead Independent Directors

In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has appointed the chairpersons of each committee (Messrs. Christensen, Hemminghaus, Leatherdale and Burgess) to serve in the role of lead independent director on a quarterly rotational basis. The non-management lead independent director chairs executive sessions of the Board conducted without management and, in consultation with the Chairman, establishes the agendas for meetings of the Board of Directors. The executive sessions are held on a regular basis. During 2004, the independent directors met in executive session on six occasions.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at the Company’s principal offices, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. Alternatively, the directors may be contacted via e-mail at boardofdirectors@xcelenergy.com. We currently do not intend to have the Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

The Company does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting. Of the twelve members of our Board as of the 2004 annual meeting, 11 attended the meeting.

Prohibition on Loans; Ratification of Auditors

The Xcel Energy Inc. Omnibus Incentive Plan, approved by shareholders at the 2000 annual meeting, expressly prohibits Company loans to executive officers. The Xcel Energy Inc. 2005 Omnibus Incentive Plan, submitted for approval by shareholders at the 2005 Annual Meeting and attached to this proxy statement as Appendix B, also expressly prohibits Company loans to any employees.

Finally, as is more fully discussed later in this proxy statement, the Board of Directors is requesting shareholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s principal independent accountants for 2005.

BOARD STRUCTURE AND COMPENSATION

As previously discussed, our Board currently consists of twelve directors, ten of whom are considered independent within the meaning of the listing standards of the New York Stock Exchange.

The Board had the following four standing committees during 2004:

•         Audit

•         Finance

•         Governance, Compensation and Nominating

•         Operations, Nuclear and Environmental

The membership during 2004 and the function of each committee are described below. During 2004, the Board met ten times and the independent directors met in executive session on six occasions. Various committees of the Board met as indicated below. Each director attended at least 75% of the meetings of the Board and committees on which such director served during 2004 and 10 out of 12 directors attended at least 90% of such meetings.

Audit Committee

Members: Roger R. Hemminghaus (Chair), Richard H. Anderson, Douglas W. Leatherdale, Albert F. Moreno and Margaret R. Preska. All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Richard H. Anderson, Roger R. Hemminghaus and Douglas W. Leatherdale meet the Securities and Exchange Commission’s definition of audit committee financial expert.

Number of meetings in 2004: 9

The functions of the Audit Committee include, among other things:

•         Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•         Review of the annual audited financial statements and quarterly financial information with management and the independent auditors;

•         Appointment of independent auditors;

•         Review with the independent auditors of the scope and the planning of the annual audit;

•         Review of findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; and

•         Preparation of the Report of the Audit Committee included in this proxy statement.

The Audit Committee operates under a written charter adopted by our Board of Directors. The charter, which is attached to this proxy statement as Appendix A, complies with the requirements of the Sarbanes-Oxley Act and the listing standards of the New York Stock Exchange. The charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements.

Finance Committee

Members: C. Coney Burgess (Chair), Roger R. Hemminghaus, A. Barry Hirschfeld, Douglas W. Leatherdale and Albert F. Moreno.

Number of meetings in 2004: 5

The functions of the Finance Committee include, among others:

•         Oversight of corporate capital structure and budgets;

•         Oversight of financial plans and dividend policies;

•         Recommendations as to dividends;

•         Oversight of insurance coverage and banking relationships;

•         Oversight of investor relations; and

•         Oversight of financial and operational risk management.

Governance, Compensation and Nominating Committee

Members: Douglas W. Leatherdale (Chair), C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Ralph R. Peterson and A. Patricia Sampson. All members of the Governance, Compensation and Nominating Committee are independent, as defined in the listing standards of the New York Stock Exchange.

Number of meetings in 2004: 7

The functions of the Governance, Compensation and Nominating Committee, include, among others:

•         Determination of Board organization, selection of director nominees and setting of director compensation;

•         Evaluation of performance of the Chief Executive Officer and other senior officers;

•         Approval of executive compensation, including incentives and other benefits;

•         Establishment of corporate governance principles and procedures;

•         Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy; and

•         Preparation of the Report of the Governance, Compensation and Nominating Committee included in this proxy statement.

The Governance, Compensation and Nominating Committee operates under a written charter adopted by our Board of Directors. The charter is available for public viewing on our web site at www.xcelenergy.com, under “About Us — Corporate Governance — Governance, Compensation and Nominating Committee Charter.”

In considering individuals for nomination as directors, the Governance, Compensation, and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. For 2004, the committee hired Heidrick & Struggles, an international search firm, to help identify and facilitate the screening and interview process of potential director nominees. The search firm screened the candidates, conducted reference checks, prepared a biography for each candidate for the committee to review and helped set up interviews. The committee selected the nominee that best suits our needs. Ronald M. Moquist was initially recommended by our Chief Executive Officer and a third party search firm.

In evaluating potential candidates, the committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Secretary of the Company at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023. Such recommendations should be received by October 14, 2005 in order to be considered for the next year’s annual meeting. The committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Operations, Nuclear and Environmental Committee

Members: David A. Christensen (Chair), Richard H. Anderson, Ralph R. Peterson, Margaret R. Preska and A. Patricia Sampson.

Number of meetings in 2004: 3

The functions of the Operations, Nuclear and Environmental Committee include, among others:

•        Oversight of nuclear and non-nuclear operations, electric and gas delivery and retail service operations;

•        Review of environmental compliance, performance issues and initiatives, and customer operations;

•        Review of safety and operations performance; and

•        Review of operational decisions and plans related to performance.

Directors’ Compensation for 2004

The following table provides information on our compensation and reimbursement practices during 2004 for non-employee directors. Neither Mr. Brunetti nor Mr. Kelly, each employed by the Company, received any compensation for his Board activities.

	Prior to Aug. 31 2004	After Sept. 1, 2004
Annual Director Retainer	$33,600	$35,000
Board Meeting Attendance Fees (per meeting)	$1,200	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$500	$650
Committee Meeting Attendance Fees (per meeting)	$1,200	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$3,000	$5,000
Operations, Nuclear & Environmental Committee	$3,000	$5,000
Audit Committee	$6,000	$10,000
Finance Committee	$5,000	$5,000
Stock Equivalent Units	$52,800	$52,800

We have a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock.

On May 21, 2004, each non-employee director of the Company received an award of 3,287 stock equivalent units representing approximately $52,800 in cash value. Additional stock equivalent units were accumulated during 2004 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the Beneficial Ownership Table on page 35.

During 2004, directors were able to participate in a deferred compensation plan that provided for deferral of director retainer and meeting fees until after retirement from the Board. A director could defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elected to defer compensation under this plan may receive a premium of 20% of the compensation that is deferred. In December 2004, the Board amended a number of executive and director compensation plans, including the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan, in part to comply with deferred compensation requirements of new Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as added by Section 885 of the American Jobs Creation Act of 2004, and other legislation. As a result of the amendments, participation in the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan was frozen. The plans will continue to operate in accordance with their terms with respect to amounts deferred and/or awarded prior to January 1, 2005. It is expected that the plans will be amended in 2005 in order to achieve compliance with the new deferred compensation requirements.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The current Board of Directors consists of twelve directors. Prior to the 2004 annual meeting of shareholders, our bylaws divided the Board into three classes. Each class had a staggered term of office so that one class of directors would be elected at each annual meeting for a term of three years. At the 2004 annual meeting, our shareholders approved an amendment to our bylaws to eliminate the classification of the Board of Directors. This amendment did not immediately affect the unexpired terms of the directors in Class I or II, whose terms expire at this year’s Annual Meeting and 2006 annual meeting, respectively. However, as those directors’ terms expire, directors will then be elected for one-year terms. Consequently, directors who were elected for one-year terms at the 2004 annual meeting, the four directors that comprised Class I and who have a term of office that expires at this year’s Annual Meeting, and the new nominee are being nominated for election at this year’s Annual Meeting for one year terms.

David A. Christensen, a current member of the Board who was elected to a one-year term at the 2004 annual meeting, will retire from the Board effective at this year’s Annual Meeting. In addition, W. Thomas Stephens, who also was elected to a one-year term at the 2004 annual meeting, resigned in 2004 when his professional responsibilities changed. At this time, the Company intends to fill only one of the two director positions formerly held by Messrs. Christensen and Stephens. Accordingly, eight individuals are being nominated for election at this year’s Annual Meeting, three to fill the terms of the former Class I directors whose terms are expiring at this year’s Annual Meeting and five to fill the terms of the directors who were elected at the 2004 annual meeting and whose one-year terms are expiring at this year’s Annual Meeting.

The following eight individuals are the nominees to be elected to serve until the 2006 annual meeting or until their successors are elected: Richard H. Anderson, C. Coney Burgess, A. Barry Hirschfeld, Richard C. Kelly, Albert F. Moreno, Ralph R. Peterson, Dr. Margaret R. Preska and Ronald M. Moquist. With the exception of Mr. Moquist, each of the nominees is a current director.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees in that particular class. The election of each director shall be decided by majority vote. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees and Continuing Directors

The nominees and continuing directors, their ages, principal occupations or positions, experience and the years first elected as a director of the Company, are shown on the following pages.

None of the nominees or continuing directors are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Brunetti and Mr. Kelly, no nominee or continuing director has been an employee of the Company within the past five years.

The Board of Directors recommends a vote “FOR” the election to the Board of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” the nominees, unless a contrary vote is specified.

Nominees for Directors for Terms Expiring in 2006

Director since 2004

Richard H. Anderson, age 49, is the Executive Vice President of UnitedHealth Group Inc. and Chief Executive Officer of its Ingenix division, which maintains health care databases, develops health information technology and performs clinical research for pharmaceutical companies. He joined UnitedHealth Group Inc. on November 1, 2004. From 2001 to October 2004, Mr. Anderson served as the Chief Executive Officer of Northwest Airlines Corporation and its principal subsidiary, Northwest Airlines, Inc. From 1998 to 2001 he served as Chief Operating Officer of Northwest Airlines. Mr. Anderson currently serves on the board of directors of Northwest Airlines Corporation (which service will end in April 2005) and Medtronic Corporation. Mr. Anderson is a trustee for the Henry Ford Museum and Greenfield Village in Dearborn, Michigan. Mr. Anderson received a bachelor’s degree from the University of Houston at Clear Lake and law degree from South Texas College of Law in Houston, Texas.

Director since 2000

C. Coney Burgess, age 67, is Chairman of the board of directors of Herring Bank, in Amarillo, Texas, a position he has held since 1992. He is a director, chairman and president of Monarch Trust Company in Amarillo, Texas, and a director of Chain-C, Inc. He also is a self-employed rancher in the Texas Panhandle. Mr. Burgess served on the board of directors of New Century Energies, Inc. (“NCE”) from 1997 until 2000 and on the board of directors of Southwestern Public Service Company from 1994 until 1997. In addition, Mr. Burgess is a director of the American Quarter Horse Association, Texas and Southwestern Cattle Raisers Association and the Harrington Cancer Center. Mr. Burgess received his bachelor of science and bachelor of arts degrees from Mississippi State University, majoring in geology and pre-law.

Director since 2000

A. Barry Hirschfeld, age 62, is President of A.B. Hirschfeld Press, Inc., a Denver commercial printing company. He has held this position since 1984. He is also President of ABH Development, Inc., a residential and commercial real estate development firm in Denver. Mr. Hirschfeld served on the board of directors of NCE from 1997 until 2000 and on the board of directors of Public Service Company of Colorado from 1988 until 1997. Mr. Hirschfeld serves on the board of directors of Mountain States Employers Council, the Rocky Mountain Multiple Sclerosis Center and the National Jewish Center. He is on the board of trustees for the Denver Area Council of the Boy Scouts of America, and is a lifetime trustee of the Denver Metro Convention and Visitors Bureau. He also is Executive Vice President of the Mile Hi Stadium Club; and on the executive committee of the Colorado Concern. He received his M.B.A. degree from the University of Denver and a bachelor of science degree in business administration from California State Polytechnic University.

Director since 2004

Richard C. Kelly, age 58, is the President and Chief Operating Officer of Xcel Energy Inc. and has served in such capacity since October 2003. Previously, Mr. Kelly was Vice President and Chief Financial Officer of Xcel Energy Inc. from August 2002 to October 2003 and President, Enterprises of Xcel Energy Inc. from August 2000 to August 2002. Mr. Kelly also served as Executive Vice President and Chief Financial Officer for NCE from 1997 to August 2000 and Senior Vice President of Public Service Company of Colorado from 1990 to 1997. Mr. Kelly also serves as an executive officer and director of many of our subsidiaries, including Northern States Power Company (Minnesota), Northern States Power Company (Wisconsin), Southwestern Public Service Company and Public Service Company of Colorado. Mr. Kelly was also the President and Chief Operating Officer of NRG Energy, Inc., a former subsidiary of Xcel Energy Inc., from June 6, 2002 until May 14, 2003 and a director of NRG from June 2000 until May 14, 2003. In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003. He is also a board member of the Minneapolis Downtown Council, Science Museum of Minnesota and Colorado Concern. Mr. Kelly received his master’s degree and a bachelor’s degree in accounting from Regis University. He attended the University of Colorado’s Executive Education Conference and the University of Michigan’s Public Utility Executive Program.

Director since 2000

Albert F. Moreno, age 61, is Senior Vice President and General Counsel of Levi Strauss & Co., a brand name apparel manufacturer. He has held this position since 1996. Mr. Moreno served on the board of directors of NCE from 1999 until 2000. Mr. Moreno is the chairman and member of the board of trustees of the Rosenberg Foundation. Formerly he was vice chairman and member of the board of trustees of the Levi Strauss Foundation, chairperson and member of the board of trustees of the Tomás Rivera Policy Institute, director of the National Association of Latino Elected and Appointed Officials (NALEO) Education Fund, member of the board of trustees of the Mexican Museum, chairperson of the National Hispanic Corporate Council and former member and vice president of the board of trustees of the University of California at Berkeley School of Law (Boalt Hall) Alumni Association. Mr. Moreno received a bachelor’s degree in economics from San Diego State University, a degree in Latin American Economic Studies from the Universidad de Madrid and his law degree from the University of California at Berkeley School of Law.

Director since 2004

Ralph R. Peterson, age 60, is the Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., a global engineering and construction project delivery company. He has served in this capacity and as a director since 2000. Prior to that he served as President and Chief Executive Officer of CH2M Hill Companies, Ltd. since 1991. Mr. Peterson also serves as a director of StanCorp Financial Group, Meridian Institute, Colorado Energy Science Center, CEO Coalition to Advance Sustainable Technology and Yale University Engineering Advisory Board. He is a member of the World Economic Forum, Colorado Association of Black Professional Engineers & Scientists, Advisory Board of Trustees - Colorado School of Mines, Dean’s Advisory Council - Regis University, Corporate Advisory Board - University of Denver, Center for China-U.S. Cooperation and a co-founder of the Colorado Business Alliance. Mr. Peterson received a bachelor’s degree in civil engineering from Oregon State and a master’s degree in environmental engineering from Stanford University.

Director since 1980

Dr. Margaret R. Preska, age 67, is a historian and President Emerita of Minnesota State University, Mankato. She also is owner, President and Chief Executive Officer of Build a Bike, Inc.com, an Internet-based instructional business. Dr. Preska is a member of the board of directors of Milkweed Editions Publishing Co., a literary and educational publisher. Dr. Preska earned a bachelor of science degree at the State University of New York-Brockport. She earned a master’s degree at The Pennsylvania State University and a Ph.D. at Claremont Graduate University.

Ronald M. Moquist, age 59, is President, Chief Executive Officer and a director of Raven Industries, Inc., an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and devices for agricultural applications. He has held these positions since August 2000. Mr. Moquist serves on the board of directors of Aerostar International. He serves as a trustee of Washington Pavilion of Arts and Science, Sioux Valley Hospitals and Health Systems, and as a director of the National Association of Manufacturers, Sioux Falls Area Chamber of Commerce and South Dakota Junior Achievement. Mr. Moquist received a bachelor’s degree and a master’s degree from the University of Minnesota.

Directors whose Terms Expire in 2006:

Director since 2000

Wayne H. Brunetti, age 62, is Chairman and Chief Executive Officer of Xcel Energy Inc. He has served as Chairman since August 18, 2001 and as Chief Executive Officer since August 18, 2000. From August 18, 2000 until October 2003, he also served as President of Xcel Energy Inc. Mr. Brunetti also serves as an executive officer and director of many of our subsidiaries, including Northern States Power Company (Minnesota), Public Service Company of Colorado, Southwestern Public Service Company and Northern States Power Company (Wisconsin). From March 1, 2000 until the completion of the merger between Northern States Power Company (“NSP”) and NCE that formed Xcel Energy in 2000, he served as Chairman, President and Chief Executive Officer of NCE and as a director and officer of several of NCE’s subsidiaries. From August 1997 until March 1, 2000, Mr. Brunetti was Vice Chairman, President and Chief Operating Officer of NCE. Mr. Brunetti was the acting Chief Executive Officer of NRG Energy, Inc., a former subsidiary of Xcel Energy Inc., from June 6, 2002 until May 14, 2003 and a director of NRG from June 2000 until May 14, 2003. In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003. Mr. Brunetti has been active in various non-profit organizations. Currently he serves as a chairman of Edison Electric Institute and serves on its board. Formerly, he was vice chairman and served on the board of Medic Alert Foundation. He is on the board of directors of the Capital City Partnership and the Minnesota Business Partnership. He also serves on the advisory board of the Juran Center, the Metropolitan Economic Development Association and the National Petroleum Council. Mr. Brunetti holds a bachelor of science degree in business administration from the University of Florida. He is a graduate of the Harvard Business School’s Program for Management Development.

Director since 2000

Roger R. Hemminghaus, age 68, has been Chairman Emeritus of Ultramar Diamond Shamrock Corp., a petroleum refining and marketing company in San Antonio since January 2000. Mr. Hemminghaus served on the board of directors of NCE from 1997 until 2000 and on the board of directors of Southwestern Public Service Company from 1994 until 1997. He is on the boards of directors of CTS Corporation, Tandy Brands Accessories Corporation and the National Boy Scouts of America, and is a former director of Luby’s, Inc. Mr. Hemminghaus is Chairman of the Southwest Research Institute. He is former Chairman of the Federal Reserve Bank of Dallas. He is regent and immediate past board Chairman of Texas Lutheran University. Mr. Hemminghaus earned a bachelor of science degree in chemical engineering from Auburn University and has done graduate work in business and nuclear engineering.

Director since 1991

Douglas W. Leatherdale, age 68, is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., an insurance organization. Mr. Leatherdale served as Chairman and Chief Executive Officer of the St. Paul Companies, Inc. from 1990 until 2002. Mr. Leatherdale also serves as a director of UnitedHealth Group Inc., the International Insurance Society, the American Hanoverian Society and is former chairman and currently director of The Minnesota Orchestral Association. Mr. Leatherdale earned a bachelor’s degree from United College, Winnipeg, Manitoba and a Doctorate of Laws (Honoris Causa) from the University of Winnipeg, Canada. He is a lifetime director of the University of Minnesota Foundation and also serves as a director of the University of Winnipeg Foundation, Winnipeg, Canada.

Director since 1985

A. Patricia Sampson, age 56, is Chief Executive Officer and President of The Sampson Group, Inc., a management development and strategic planning consulting business. She also is chairperson of World Alive Ministries. Ms. Sampson received a master’s degree from the University of Pennsylvania and a bachelor’s degree from Youngstown State University. She is an Associate Minister at Fellowship Missionary Baptist Church and currently working toward a doctorate degree in ministry at Bethel Seminary.

PROPOSAL NO. 2

PROPOSAL TO APPROVE THE
XCEL ENERGY INC. 2005 OMNIBUS INCENTIVE PLAN

Introduction

The Board of Directors adopted the Xcel Energy Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), subject to approval by the shareholders of the Company. The Omnibus Plan will replace the Xcel Energy Inc. Omnibus Incentive Plan, approved by shareholders in 2000 (the “2000 Omnibus Plan”), and is intended to enhance the Company’s ability to attract and retain executives and other key employees with outstanding experience and ability while aligning the interests of the Company, its shareholders and its executives and key employees.

The Board believes the approval of the Omnibus Plan is in the best interests of the Company and its shareholders because it provides incentives to executives and other key employees to devote their best efforts to pursue and sustain the Company’s growth and profitability, enhancing the financial success of the Company and increasing shareholder value.

The Omnibus Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that awards payable under the Omnibus Plan to certain executives will qualify as performance-based compensation that is generally tax-deductible, the Omnibus Plan is being submitted to shareholders of the Company for approval at the Annual Meeting. While the Company believes compensation payable pursuant to the Omnibus Plan will be deductible for federal income tax purposes, under certain circumstances, such as death, disability and change in control (all as defined in the Omnibus Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Omnibus Plan, the shareholders will be approving, among other things, the issuance of common stock of the Company, the performance measures, eligibility requirements and award limits contained therein.

The full text of the Omnibus Plan is attached to this proxy statement as Appendix B. Because the following discussion is a summary and does not cover all aspects of the Omnibus Plan, shareholders may wish to review Appendix B in its entirety.

Purpose

The purpose of the Omnibus Plan is to promote the interests of the Company and its shareholders by (a) attracting and retaining executives and other key employees of outstanding training, experience and ability; (b) motivating them, by means of performance-related incentives, to achieve longer-range performance goals; and (c) enabling them to participate in the long-term growth and financial success of the Company.

Administration

The Omnibus Plan will be administered by the Governance, Compensation and Nominating Committee of the Board of Directors of the Company or such other committee designated by the Board (for purposes of this proposal, the “Compensation Committee”), which, to the extent required to comply with Section 162(m) of the Code or Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), will be comprised solely of two or more persons each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code and a “non-employee director” for purposes of Rule 16b-3 promulgated under Section 16(b) of the 1934 Act. The Compensation Committee has the sole and complete discretion and authority to determine which employees shall participate in the plan, to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the plan, to interpret and construe the terms and provisions of the plan and to make all determinations necessary or advisable for the administration of the plan. All determinations and decisions made by the Compensation Committee pursuant to the Omnibus Plan will be final and binding.

Number of Shares

A maximum of 8,323,800 shares of common stock of the Company may be issued in respect of awards made under the Omnibus Plan, which awards may be in any combination of options, restricted stock, restricted stock units, performance units, performance shares, bonus shares or any other right or option, as it may be determined by the Compensation Committee, provided that no more than 25% of these shares may be restricted stock. These 8,323,800 shares represent 1,323,800 shares that remained available for issuance under the 2000 Omnibus Plan, plus 7,000,000 additional shares. All shares may be issued under the plan through incentive stock options. Shares may be made available from authorized but unissued shares of common stock of the Company or from shares acquired by the Company, including shares purchased on the open market. Any shares in respect of an award which is cancelled or forfeited for any reason under the plan without delivery of shares of common stock or which is paid in cash will not be counted as shares awarded under the Omnibus Plan until used in a subsequent award. Similarly, any options and stock appreciation rights under the Omnibus Plan that either expire, are settled in cash or terminate unexercised will not be counted in applying the aggregate share limitation. If any option or other award is exercised through the surrender of shares or if withholding tax liabilities arising in connection with any award are satisfied by the withholding of shares by the Company or by the delivery of shares by the participant, as described under “Withholding” below, the number of shares available for awards under the plan will be increased by the number of shares so surrendered, withheld or delivered.

If there is any change in the outstanding common stock by reason of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common stock at substantially below fair market value or other similar corporate event, the Compensation Committee will adjust appropriately the number and kind of shares of common stock available for or the subject of then outstanding options and other awards under the plan or the grant, exercise or conversion price. The Compensation Committee, in its sole discretion, may also make provisions in such circumstances for a cash payment to a participant or a person who has an outstanding option or other award.

Eligibility

All employees of the Company or any of its subsidiaries and affiliates are eligible to participate in the Omnibus Plan. The Compensation Committee has sole and complete discretion in determining which employees of the Company and its subsidiaries and affiliates will participate in the Omnibus Plan. The Compensation Committee may request recommendations for individual awards from the Chief Executive Officer of the Company.

While persons to whom awards will be made in future years and the amounts and nature of such awards cannot be determined at this time, it is anticipated that approximately 50 to 100 officers and employees will participate in the Omnibus Plan in any year. Participants may receive successive awards under the Omnibus Plan while restrictions on prior awards are still outstanding.

Description of Awards

As indicated above, several types of stock-related grants can be made under the Omnibus Plan. The Compensation Committee will have the authority to determine the employees to whom grants may be made, the time or times at which awards may be granted, the type of award to be granted and the number of shares attributable to such grant. The Compensation Committee will have broad authority to fix the terms and conditions, including the consequences upon death, disability or retirement, of individual agreements with participants. A summary of the types of awards is set forth below:

Stock Options.   The Omnibus Plan provides that the Compensation Committee can determine the participants to whom options shall be granted, the number of shares to be covered by each option, the option price therefor and the conditions and limitations applicable to the exercise of each option. The Compensation Committee can grant incentive stock options, nonqualified stock options or both. The option exercise price set by the Compensation Committee must be at least 100% of the fair market value of the common stock on the date of the grant. The option exercise price may be paid in cash or, if permitted by the Compensation Committee, by the surrender or delivery of shares of common stock of the Company owned by the participant, or any combination of the foregoing. In addition, at the request of the participant, and subject to applicable laws and regulations, the Company may (but is not required to) cooperate in a broker-assisted cashless exercise of the option. Under no circumstance, however, may a participant be allowed to exercise his or her option by use of a cashless exercise method if the cashless exercise method would result in a violation of the securities laws. The Company may not, under any circumstances, lend money to any participant to obtain the cash necessary to exercise all or any portion of an option. No option granted under the Omnibus Plan may be exercisable after ten years from the date of grant.

Stock Appreciation Rights.   The Omnibus Plan provides that the Compensation Committee may grant stock appreciation rights, which entitle the participant to receive from the Company an amount equal to the excess of the fair market value of a share of common stock of the Company over the exercise price of the stock appreciation right. The Compensation Committee may grant stock appreciation rights in tandem with an option, in addition to an option or freestanding and unrelated to an option. Stock appreciation rights are not exercisable earlier than six months after grant, may not be exercisable after the expiration of ten years from the date of grant and must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant. At the time of or prior to exercise, the Compensation Committee will determine whether the stock appreciation right will be settled in cash, shares of common stock or a combination of the foregoing. The Compensation Committee may also grant limited stock appreciation rights related to an option which can only be exercised during limited periods following a change in control of the Company and which would entitle the holder to receive an amount based upon the highest price paid or offered for common stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported on the primary stock exchange on which the common stock is traded.

Performance Awards.   Performance awards made pursuant to the Omnibus Plan may be in the form of performance units or performance shares and entitle the recipient to receive future payments of cash or distributions of shares of common stock of the Company upon the achievement of pre-established performance goals set by the Compensation Committee over a period of time (performance cycle) set by the Compensation Committee. There may be more than one performance cycle in existence at any one time and the duration of each performance cycle may differ from each other. There may be different performance goals in existence at any one time. For “covered employees,” the performance goals will be objective performance measures described below under “Special Provisions Applicable to Covered Employees.”  During any performance cycle, the Compensation Committee may adjust, subject to the provisions described below under “Special

Provisions Applicable to Covered Employees,” the performance goals for such performance cycle as it deems equitable in recognition of unusual or non-recurring events, changes in applicable tax laws or accounting principles, or such other factors as the Compensation Committee may determine.

Restricted Stock.   The Omnibus Plan also provides for the award of restricted stock. The Compensation Committee will determine the participants to whom shares of restricted stock are to be granted, the number of shares of restricted stock to be granted to each participant, the duration of the period during which, and the conditions under which, the restricted stock may be forfeited to the Company and the other terms and conditions of such awards. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period, but the holders thereof may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares. If such dividends or distributions are paid in shares, the shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed.

Restricted Stock Units.   The Omnibus Plan provides for the award of restricted stock units which are hypothetical shares, the value of which are based on the value of the Company’s common stock. The Compensation Committee will determine the participants to whom restricted stock units are to be granted, the number of restricted stock units to be granted to each participant, the duration of the period during which, and the conditions under which, the restricted stock units may be forfeited to the Company and the other terms and conditions of such awards. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period. As soon as practicable after the expiration of the restricted period and unless the restricted stock units have been forfeited, the Company will pay, in the discretion of the Compensation Committee, either a cash payment equal to the fair market value of the restricted stock units as of the last day of the restricted period or shares of common stock of the Company in an amount equal to the number of restricted stock units.

Bonus Stock.   The Compensation Committee may award shares of bonus stock to participants under the Omnibus Plan without cash consideration. The Compensation Committee may place restrictions and limitations on such stock if it elects to do so.

Stock Unit Awards.   The Compensation Committee may also grant stock unit awards, which can be in the form of common stock of the Company or units, the value of which is based, in whole or in part, on the value of the common stock. The Compensation Committee will determine the terms, restrictions, conditions, vesting requirements and payment rules that govern the stock unit awards, and the rules need not be identical for each stock unit award.

The Compensation Committee may, in its discretion, in respect of a stock unit award or any other award granted under the Omnibus Plan, provide for dividends or dividend equivalents which may be added to the award and subject to such conditions and restrictions as the Compensation Committee determines.

Special Provisions Applicable to Covered Employees

In granting performance awards, restricted stock, restricted stock units, bonus stock or stock unit awards subject to performance criteria to participants who are or who the Compensation Committee believes may be “covered employees,” as defined in Section 162(m)(3) of the Code, the Compensation Committee must use objective performance criteria that take into account the business or financial goals of the Company, an affiliate or a business or functional unit thereof. Such performance goals are to comprise one or more of the following measures: earnings per share, market share, stock price, sales, costs, capital expenditures, net operating income, net income, cash flow, retained earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, return on equity, return on capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, environmental standards or compliance, economic value added, margins, measures of employee satisfaction or engagement and individual performance measures. With respect to covered employees, all performance goals must be objective and must satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. At the time of establishing a performance goal, the Compensation Committee will specify the manner in which the performance goal is to be calculated. In so doing, the Compensation Committee may exclude the impact of certain specified events from the calculation of the performance goal. For example, if the performance goal were earnings per share, the Compensation Committee could, at the time this performance goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Performance goals may also be based on specified levels of performance of the Company and/or one or more affiliates, and/or one or more business or functional units thereof, under one or more of the above measures relative to the performance of other corporations or indices. The Compensation Committee does not have discretion to increase any such award to a covered employee. The maximum award that may be paid to any covered employee under the Omnibus Plan as performance awards for any performance cycle is $2,000,000 in cash and 2,000,000 shares. The maximum number of shares of common stock subject to options or stock appreciation rights that may be granted during a calendar year to any employee is 2,000,000 shares. The maximum number of shares of common stock subject to restricted stock, restricted stock units, bonus stock or stock unit awards granted during a calendar year to any employee which are subject to performance goals is 2,000,000 shares.

Rights of Participants

Subject to the provisions of the applicable award, a participant does not have any rights as a shareholder with respect to any shares of common stock of the Company to be distributed under the Omnibus Plan until he or she has become a holder thereof. No person shall have a claim or right to be granted an award, and the grant of an award shall not be construed as giving a participant the right to be retained as an employee of the Company.

Term of Omnibus Plan

The Omnibus Plan will terminate ten years after the date of this year’s Annual Meeting. Awards outstanding as of that date will not be affected or impaired by the termination of the plan.

Amendment

The Board of Directors generally may amend, suspend or terminate the Omnibus Plan or any portion thereof at any time, except that no amendment shall be made without shareholder approval if such approval is necessary to comply with tax or regulatory requirements, including Section 16(b) of the 1934 Act or Section 162(m) of the Code. The Compensation Committee may amend, modify or terminate any outstanding award without the participant’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Omnibus Plan, including to change the date or dates as of which an option or stock appreciation right becomes exercisable, a performance unit or performance share is deemed earned and restricted stock or restricted stock units become nonforfeitable. The Compensation Committee may also cancel and reissue an award under such different terms and conditions as it determines appropriate. No such amendment or modification, however, may adversely affect the rights of a participant without the participant’s consent. Except for equitable adjustments in the case of corporate events described above under “Number of Shares,”

the plan’s terms prohibit the reduction of the exercise price of options or the cancellation and replacement of options already granted with options having a lower exercise price without the prior approval of shareholders.

Change in Control

The Omnibus Plan provides that in the event of a change in control (as defined in the Omnibus Plan) of the Company, all stock-based awards, such as stock options and restricted stock, will vest one hundred percent immediately and all cash-based awards, such as performance awards and restricted stock units, will vest and be paid out immediately in cash. However, if the cash-based awards are subject to the attainment of performance goals, the awards will be paid out as if the performance goals had been obtained at target levels through the effective date of the change in control or as the Compensation Committee may otherwise determine.

Certain Awards Deferring the Receipt of Compensation

Unless the Company determines otherwise, all awards under the Omnibus Plan, to the extent they or any provision thereof is subject to Section 409A of the Code relating to deferred compensation under nonqualified deferred compensation plans, will be granted under the plan only if the terms and conditions of the award comply with Section 409A of the Code and any implementing regulations and guidance.

Federal Income Tax Consequences

The following discussion is intended only as a brief discussion of the federal income tax rules relevant to stock options, stock appreciation rights, restricted stock, performance awards and restricted stock units. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

1.    The award of a nonqualified stock option or stock appreciation right will not result in income for federal tax purposes when the award is made. When nonqualified stock options are exercised, the recipient will be deemed to have received ordinary income in the amount equal to the excess of the market price of the stock on the exercise date over the option price (the “spread”). When a stock appreciation right is exercised, the recipient will be deemed to have received ordinary income in an amount equal to any cash and/or the market price of any unrestricted shares received.

When any stock acquired by exercise of a nonqualified stock option or stock appreciation right is sold, the difference between the amount which was earlier deemed to be income and the sale price of the stock will be treated as either a short-term or long-term capital gain (or loss) depending on how long the shares have been held.

2.    A recipient of an incentive stock option will not recognize taxable income on the award or exercise of an incentive stock option (“ISO”). However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and thereby may subject the recipient to the alternative minimum tax. An ISO generally will be disqualified from receiving ISO tax treatment for federal income tax purposes if it is exercised more than three months following termination of employment. If, however, the recipient is disabled, such tax treatment is available for exercises occurring within one year following termination, and if the recipient dies while employed, this statutory time requirement for receiving ISO tax treatment is waived altogether.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the recipient upon exercise (the “ISO Holding Period”), the recipient will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. Different rules apply if the recipient disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

3.    No income will be recognized by a recipient at the time a performance award or restricted stock unit award is granted. When cash or shares of stock are received by a recipient as payment under a performance award or restricted stock unit award, the recipient will be deemed to have received ordinary income equal to any cash and the market value of any stock received at the time of receipt. If awards are paid in shares of stock, any appreciation (or depreciation) in the value of the shares after the date of receipt will be treated when the shares are sold as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

4.    A recipient of restricted stock normally will not recognize taxable income at the time the stock is granted. Thereafter, the recipient will recognize ordinary income as the restrictions lapse. The amount of such ordinary income will be equal to the market value of the restricted stock (in excess of any amount paid by the recipient) at the time of the lapse. However, the recipient may elect pursuant to Section 83(b) of the Code to recognize ordinary income in an amount equal to the market value of the restricted stock (in excess of any amount paid by the recipient) at the time the restricted stock is granted. Any subsequent change in the value of the restricted stock would then be treated as either short-term or long-term capital gain or loss when the stock is sold, depending on how long the shares have been held.

5.    In each of the foregoing cases, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the receipt of cash and stock is initially treated as ordinary income to the recipient, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executives under Section 162(m) of the Code. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied.

Withholding

The Company and its affiliates will have the right to deduct from all amounts paid to a participant in cash (whether under the Omnibus Plan or otherwise) any taxes required by law to be withheld in respect of awards under the plan. In the case of payments of awards in the form of shares of common stock of the Company, the Company may require the participant to pay to the Company the amount of any taxes required to be withheld with respect to those shares. The participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the participant by electing (or in absence of an election may be deemed by the Compensation Committee to have elected) to have the Company withhold shares, or by delivering previously owned shares, having a fair market value equal to the amount required to be withheld or paid.

New Plan Benefits

Although the Compensation Committee has granted stock options, restricted stock units and performance awards to certain individuals under the 2000 Omnibus Plan, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Omnibus Plan if such plan is approved. Such determinations as to allocations are subject to the discretion of the Compensation Committee and as to receipt of payouts is dependent on future performance.

2005 Awards

The Compensation Committee in December 2004 granted, effective January 1, 2005, to the following individuals and groups under the 2000 Omnibus Plan, the following awards:

Name and Position	Dollar Value ($)(1)	Number of Units(2)
Wayne H. Brunetti Chairman of the Board and Chief Executive Officer	$4,419,750	244,186
Richard C. Kelly President and Chief Operating Officer	$2,065,000	114,088
Gary R. Johnson Vice President and General Counsel	$640,000	35,360
Paul J. Bonavia President, Commercial Enterprises	$728,000	40,220
Patricia K. Vincent President, Customer & Field Operations	$720,000	39,780
Executive Officers, as a group	$11,724,750	647,778
All Employees, as a group	$15,269,375	843,251

(1)            Based on the dollar value of Xcel Energy’s common stock on the date of grant.

(2)            For executive officers, represents target awards granted 50% as performance-based restricted stock units and 50% as performance shares. For non-executive officers, awards are granted only as performance-based restricted stock units.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the Omnibus Plan. Such vote will satisfy the requirements of Section 162(m) of the Code and the shareholder approval requirements of the New York Stock Exchange. Abstentions from voting on this matter are treated as votes “AGAINST,” while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted “FOR” the proposal, unless a different vote is specified.

The Board of Directors recommends a vote “FOR” the approval of the Omnibus Plan. Proxies solicited by the Board of Directors will be voted “FOR” the approval of the Omnibus Plan, unless a different vote is specified.

PROPOSAL NO. 3

PROPOSAL TO APPROVE THE XCEL ENERGY INC.
EXECUTIVE ANNUAL INCENTIVE AWARD PLAN
(EFFECTIVE MAY 25, 2005)

Introduction

The Board of Directors adopted the Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005) (the “Annual Plan”), subject to approval by the shareholders of the Company. The Annual Plan is intended to replace the Xcel Energy Inc. Executive Annual Incentive Plan, approved by shareholders in 2000 (the “2000 Annual Plan’’). The Annual Plan will not become effective unless the shareholder approval described below is obtained.

The Board believes the approval of the Annual Plan is in the best interests of the Company and its shareholders because it provides incentives to executives and other key employees to devote their best efforts to pursue and sustain the Company’s growth and profitability, enhancing the financial success of the Company and increasing shareholder value.

The Annual Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Annual Plan to certain designated executives which is intended to qualify as performance-based compensation that is generally tax-deductible will so qualify, the Annual Plan is being submitted to shareholders of the Company for approval at the Annual Meeting. While the Company believes compensation payable pursuant to the Annual Plan to a designated executive in such case will accordingly be deductible for federal income tax purposes, under certain circumstances such as death, disability and change in control (all as defined in the Annual Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Annual Plan, the shareholders will be approving, among other things, the issuance of common stock of the Company, the performance measures, eligibility requirements and annual incentive award limits contained therein.

The full text of the Annual Plan is attached to this proxy statement as Appendix C. Because the following discussion is a summary and does not cover all aspects of the Annual Plan, shareholders may wish to review Appendix C in its entirety.

Purpose

The purpose of the Annual Plan is to provide a significant and flexible economic opportunity to selected officers and salaried employees of the Company and its subsidiaries and specified other affiliates in an effort to reward their individual and group contributions to the success of the Company and more closely link the financial interests of management, shareholders and customers.

Administration

The Annual Plan will be administered by the Governance, Compensation and Nominating Committee, or such other committee of the Company’s Board of Directors, as the Company’s Board may from time to time designate (for purposes of this proposal, the “Compensation Committee”), which, to the extent required to comply with Section 162(m) of the Code or Rule 16b-3 promulgated under Section 16(b) of the 1934 Act, will be composed solely of not less than two persons, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code and a “non-employee director” for purposes of Rule 16b-3 promulgated under Section 16(b) of the 1934 Act. The Compensation Committee will have sole authority and complete discretion to make rules and regulations relating to the administration of the Annual Plan and to construe and interpret the Annual Plan and any incentive awards granted thereunder, and any interpretations and decisions of the Compensation Committee with respect to the Annual Plan will be final and binding.

Number of Shares

A maximum of 1,200,000 shares of common stock of the Company are available for issuance in respect of incentive awards under the Annual Plan. This represents the amount of shares that remained available for issuance under the 2000 Annual Plan and does not include any additional shares. Shares may be made available from the authorized but unissued shares of common stock of the Company or from shares acquired by the Company, including shares purchased on the open market. Any award of shares cancelled or forfeited for any reason under the plan without delivery of shares to the participant will not be counted as shares awarded under the Annual Plan until used in a subsequent award. If any withholding tax liabilities arising in connection with any award are satisfied by the withholding of shares by the Company or by the delivery of shares by the participant as described under “Withholding” below, the number of shares available for issuance in respect of incentive awards under the plan will be increased by the number of shares withheld or delivered.

If there is any change in the outstanding common stock by reason of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common stock at substantially below fair market value or other similar corporate event, the Compensation Committee will adjust appropriately the number and kind of shares of common stock which thereafter may be awarded, the number of shares of common stock subject to incentive awards or outstanding as restricted shares under the plan and the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate by the Compensation Committee in its sole discretion, make provision for cash payment to a participant or a person who has an outstanding incentive award or restricted shares.

Eligibility

The Compensation Committee will, in its sole discretion, determine those officers and salaried employees of the Company and its subsidiaries and specified other affiliates who will be eligible to participate in the Annual Plan for a given incentive period. These participants will be selected based upon their opportunity to have a substantial impact on the operating results of the Company or an affiliate. Participation in the Annual Plan does not guarantee continued employment by the Company or continued participation by the participant in any subsequent incentive period.

Determination of Incentive Awards

The Annual Plan provides that the amount and terms of each incentive award to a participant and the incentive period to which the incentive award relates will be determined by and in the discretion of the Compensation Committee and may be conditioned upon the attainment of pre-established performance goals or upon such other factors or criteria as the Compensation Committee may determine. The incentive awards may be payable in cash or common stock of the Company. Bonus amounts are determined by multiplying a participant’s “target incentive award” by a percentage (which may exceed 100%) that varies depending on the extent to which the performance goals or other factors or criteria are satisfied for the incentive period. A participant’s target incentive award, in turn, is determined by multiplying the participant’s base salary as of the last day of the applicable incentive period by a percentage designated by the Compensation Committee, in its sole discretion, at the time the award is granted, which percentage need not be the same for each participant. The Compensation Committee may, in its sole discretion, increase or decrease the amount of any incentive awards payable to a participant and may, in recognition of changed or special circumstances, pay incentive awards even if not earned, provided that the Compensation Committee may not increase the amount of any incentive awards payable to certain designated “covered employees.”  Incentive awards payable under the Annual Plan to designated “covered employees” are subject to special restrictions described in the following section.

Procedures for Designated Participants

If the Compensation Committee, in its sole discretion, decides that amounts payable under the Annual Plan for a particular incentive period to one or more participants who are or are expected to be “covered employees” within the meaning of Section 162(m) of the Code for the particular incentive period are to qualify as performance-based compensation that is generally excluded from the deduction limit of Section 162(m) of the Code, the Compensation Committee has the authority, prior to granting an incentive award, to designate any such participant as a “covered employee” for the incentive period relating to the award. If the Committee makes such a designation for an incentive period, not more than 90 days after the beginning of the incentive period, and, in any event, before 25% or more of the incentive period has elapsed, the Compensation Committee will establish for the bonus award opportunities of these designated covered employees, performance goals that relate to the business or financial goals of the Company, an affiliate or a business or functional unit thereof. Performance goals are to be comprised of one or more of the following measures: earnings per share, market share, stock price, sales, costs, capital expenditures, net operating income, net income, cash flow, retained earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, return on equity, return on capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, environmental standards or compliance, economic value added, margins, measures of employee satisfaction or engagement and individual performance measures. With respect to covered employees, all performance goals must be objective and must satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. At the time of establishing a performance goal, the Compensation Committee will specify the manner in which the performance goal is to be calculated. In so doing, the Compensation Committee may exclude the impact of specified events from the calculation of the performance goal. For example, if the performance goal was earnings per share, the Compensation Committee could, at the time this performance goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Performance goals may also be based on attainment of specified levels of performance of the Company, one or more affiliates, and/or one or more business or functional units thereof, under one or more of the above measures relative to the performance of other corporations or indices. Incentive awards payable to designated covered employees are to be calculated in the same manner described under “Determination of Incentive Awards” above, except that subjective individual performance ratings may not be used to increase the amount of incentive awards payable to these covered employees. No incentive awards will be paid to designated covered employees if the minimum applicable pre-established performance goals are not satisfied, unless the covered employee’s employment is terminated because of death or disability or, as described under “Change in Control” below, a change in control occurs. Furthermore, the Compensation Committee will have the authority to decrease, but not to increase, the amount of incentive awards otherwise payable to designated covered employees pursuant to pre-established performance goals and payment formulas. The maximum amount payable to any designated covered employee of the Company for any calendar year is $2,000,000 or 100,000 shares. At the time the incentive award is granted, the Compensation Committee will specify the maximum dollar amount payable under the award.

Elections of Form of Payment of Incentive Awards

As part of and to the extent provided in an incentive award, at the time of grant under the Annual Plan, the Compensation Committee may permit a participant to elect, prior to the beginning of the incentive period or at such other time as the Compensation Committee may determine, to receive the amount payable under the incentive award in (a) cash, (b) shares of common stock of the Company, (c) restricted shares or (d) any combination thereof. Subject to the maximum amount payable to participants who are designated “covered employees” as described under “Procedures for Designated Participants” above, to the extent a participant elects to receive an incentive award in shares of common stock, the amount of the incentive award so payable will be increased by 5%, and to the extent a participant elects to receive an incentive award in restricted shares, the amount of the incentive award payable in restricted shares will be increased by 20%. The number of shares of common stock or restricted shares will be based on the average of the high and low sale price of a share of common stock on the applicable payment date or, if no shares of common stock are traded on that date, on the next preceding trade day.

Restricted shares so issued in payment of an incentive award will be subject to those terms and conditions as the Compensation Committee may determine but will be subject to at least the following as may be modified by the Compensation Committee in order to comply, to the extent applicable, with the rules of Section 409A of the Code and any implementing regulations and guidance:

•        During the periods in which the shares are subject to restrictions, the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant, except by will or the laws of descent and distribution.

•        The restrictions described above will commence on the payment date as of which the restricted shares are issued and terminate with respect to (i) one-third of the shares on March 1 of the calendar year next following the calendar year in which the payment date occurs, (ii) one-third of the shares on March 1 of the second calendar year next following the calendar year in which the payment date occurs and (iii) one-third on March 1 of the third calendar year next following the calendar year in which the payment date occurs.

•        Restricted shares will vest and be available on the expiration of the applicable restricted periods or upon the occurrence of an earlier change in control (as defined in the plan), in which event the restricted periods will end.

•        If, before the end of the applicable restricted periods, the participant separates from service with the Company and its affiliates for any reason other than death, disability or retirement (as disability and retirement are defined in the plan), all shares then subject to restrictions will be forfeited to the Company. If the participant separates from service by reason of death, disability or retirement, the restrictions will lapse on the date of such separation.

•        At the expiration of the restricted periods, the Company will cause shares released from restriction to be transferred to the participant or the participant’s legal representative, as the case may be, except to the extent the shares have been forfeited to the Company.

•        During the restricted periods, participants in whose name the restricted shares are issued may exercise full voting rights in respect of the restricted shares and will be entitled to all dividends and other distributions paid with respect to those shares. Any cash dividend distributions will be reinvested in additional shares, which will be subject to, along with any dividends or distributions paid in shares, the same restrictions as the restricted shares with respect to which they were distributed.

Change in Control

The Annual Plan provides that in the event of a change in control (as defined in the Annual Plan) of the Company, each participant who is employed by the Company or an affiliate immediately prior to the change in control will be entitled to receive a payment in cash equal to his or her target incentive award (determined as if the participant’s base salary as of the day immediately preceding the date of the change in control were his or her base salary as of the last day of the incentive period) for the incentive period that includes the date of the change in control, and any additional incentive award that becomes payable for that incentive period, including the amount, if any, payable pursuant to an election described under “Elections of Form of Payment of Incentive Awards” above to receive shares of common stock of the Company or restricted shares, will be reduced (but not below zero) by the amount of the payment received as a result of the change in control.

Deferral Elections

Subject to all of the terms and conditions of the Company’s deferred compensation plan, a participant may elect under the deferred compensation plan to defer the receipt of incentive awards payable under the Annual Plan in cash.

Withholding

The Company and its affiliates will have the right to deduct from all amounts paid to a participant in cash (whether under the Annual Plan or otherwise) any taxes required by law to be withheld in respect of incentive awards under the plan. In the case of payments of incentive awards in the form of shares of common stock of the Company, the Company may require the participant to pay to the Company the amount of any taxes required to be withheld with respect to those shares. The participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the participant by electing (or in absence of an election may be deemed by the Compensation Committee to have elected) to have the Company withhold shares, or by delivering previously owned shares, having a fair market value equal to the amount required to be withheld or paid.

Termination of Employment

If a participant’s employment terminates during the incentive period, a prorated incentive award will be payable to the participant in cash (notwithstanding any election to the contrary described under “Elections of Form of Payment of Incentive Awards” above) on the applicable payment date, or forfeited by the participant, in accordance with the terms of the award granted by the Compensation Committee; provided that designated “covered employees” will not receive payments unless the applicable performance goals are satisfied or the termination of employment is due to death or disability. A participant who remains employed through the incentive period but is terminated prior to the applicable payment date will be entitled to receive any incentive award payable to him or her with respect to that incentive period in cash and without regard to any election to the contrary described under “Elections of Form of Payment of Incentive Awards” above.

Term of Annual Plan

The Annual Plan will terminate ten years after the date of this year’s Annual Meeting. Incentive awards and restricted shares outstanding as of that date will not be affected or impaired by the termination of the plan.

Amendment and Discontinuance

The Board may amend, alter, discontinue or otherwise modify the Annual Plan or any award thereunder from time to time, but no amendment may, without the consent of the participant affected,

impair any award made prior to the effective date of the modification; provided that no amendment may be made without shareholder approval if that approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the 1934 Act or which is a requirement for the performance-based compensation exception under Section 162(m) of the Code or of any rule of the stock exchange or market on which the Company’s common stock is listed.

Federal Income Tax Consequences

The following discussion is intended only as a brief discussion of the federal income tax rules relevant to restricted shares that may be granted under the Annual Plan. The laws governing the tax aspects of such grants are highly technical and such laws are subject to change.

A recipient of restricted shares normally will not recognize taxable income at the time the shares are granted. Thereafter, the recipient will recognize ordinary income as the restrictions lapse. The amount of such ordinary income will be equal to the market value of the restricted shares at the time of the lapse. However, the recipient may elect pursuant to Section 83(b) of the Code to recognize ordinary income in an amount equal to the market value of the restricted shares at the time the restricted shares are granted. Any subsequent change in the value of the restricted shares would then be treated as either short-term or long-term capital gain or loss when the shares are sold, depending on how long the shares have been held.

The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the receipt of shares is initially treated as ordinary income to the recipient, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executives under Section 162(m) of the Code.

New Plan Benefits

Although the Compensation Committee has granted benefits to certain individuals under the 2000 Annual Plan, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Annual Plan if such plan is approved. Such determinations as to allocation are subject to the discretion of the Compensation Committee and as to receipt of benefits is dependent on future performance.

2005 Awards

The Compensation Committee in December 2004 granted, effective January 1, 2005, to the following individuals and groups under the 2000 Annual Plan, the following awards:

Name and Position	Dollar Value ($)(1)	Number of Units
Wayne H. Brunetti Chairman of the Board and Chief Executive Officer	$1,065,000	n/a
Richard C. Kelly President and Chief Operating Officer	$490,000	n/a
Gary R. Johnson Vice President and General Counsel	$220,000	n/a
Paul J. Bonavia President, Commercial Enterprises	$250,250	n/a
Patricia K. Vincent President, Customer & Field Operations	$247,500	n/a
Executive Officers, as a group	$3,475,000	n/a
All Employees, as a group	$3,475,000	n/a

(1)            Represents the dollar value of target awards. The ultimate payout will be dependent upon corporate and business unit performance.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the Annual Plan. Abstentions from voting in this matter are treated as votes “AGAINST,” while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted “FOR” the proposal, unless a different vote is specified.

The Board of Directors recommends a vote “FOR” the approval of the Annual Plan. Proxies solicited by the Board of Directors will be voted “FOR” the approval of the Annual Plan, unless a different vote is specified.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S
PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2005

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as the principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2005. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as the Company’s principal independent accountants for 2005. Abstentions from voting in this matter are treated as votes “AGAINST.”  Proxies solicited by the Board of Directors will be voted “FOR” the proposal, unless a different vote is specified.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s principal independent accountants. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment of the Company’s principal independent accountants, unless a different vote is specified.

COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND 5% SHAREHOLDERS

The following table sets forth information concerning beneficial ownership of our common stock as of March 4, 2005, for: (a) each director and nominee for director; (b) the Named Executive Officers set forth in the Summary Compensation Table; (c) the directors and executive officers as a group; and (d) each beneficial holder of more than 5% of our voting securities. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominee for director listed in the Beneficial Ownership Table below owned more than 0.28% of Xcel Energy’s common stock. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

Name and Principal Position		Stock	Options Exercisable	Restricted
of Beneficial Owner	Common Stock(4)	Equivalents(5)	Within 60 Days	Stock	Total
Wayne H. Brunetti Chairman of the Board and Chief Executive Officer	264,108.99	152,143.84	677,660.00	42,331.84	1,136,244.67
Richard H. Anderson Director	776.00	3,405.81	—	—	4,181.81
C. Coney Burgess Director	9,411.82	27,556.15	—	—	36,967.97
David A. Christensen(1) Director	1,000.00	53,479.85	—	—	54,479.85
Roger R. Hemminghaus Director	6,640.93	38,191.35	—	—	44,832.28
A. Barry Hirschfeld Director	14,543.20	30,154.63	—	—	44,697.83
Richard C. Kelly(2) President, Chief Operating Officer and Director	71,275.12	65,575.81	224,750.00	3,298.00	364,898.93
Douglas W. Leatherdale Director	1,100.00	52,883.48	—	—	53,983.48
Albert F. Moreno Director	2,325.00	36,656.12	—	—	38,981.12
Ralph R. Peterson Director	—	5,726.61	—	—	5,726.61
Margaret R. Preska Director	1,300.00	36,199.15	—	—	37,499.15
A. Patricia Sampson Director	1,369.15	34,555.06	—	—	35,924.21
Ronald M. Moquist Nominee for Director	12,000.00	—	—	—	12,000.00
Gary R. Johnson Vice President and General Counsel	42,492.86	19,399.33	91,227.00	—	153,119.19
Paul J. Bonavia President, Commercial Enterprises	36,386.96	22,933.48	186,000.00	3,613.00	248,933.44

Patricia K. Vincent President, Customer and Field Operations	24,142.29	23,837.23	37,200.00	4,020.00	89,199.52
Capital Research and Management Company(3) 333 South Hope Street Los Angeles, CA 90071	27,579,500.00	—	—	—	27,579,500.00
Directors and Executive Officers as a group (24 persons)	681,211.02	689,520.62	1,568,056.00	69,713.99	3,008,501.63

(1)            Mr. Christensen’s term as director will expire as of the date of this year’s Annual Meeting.

(2)            Mr. Kelly’s wife owns 407.84 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(3)            Based on Schedule 13G filed on February 14, 2005, Capital Research and Management Company is deemed to beneficially own these shares as a result of acting as investment advisor to various investment companies. Capital Research and Management Company has stated that it has sole investment power, but no voting power, with respect to these shares. These shares represented approximately 6.9% of our outstanding common stock at March 4, 2005.

(4)            At March 4, 2005, the closing price of Xcel Energy common stock on the New York Stock Exchange was $17.84.

(5)            Includes performance-based restricted stock units in the following amounts: Mr. Brunetti, 137,401.58; Mr. Kelly, 60,070.04; Mr. Johnson, 19,399.33; Mr. Bonavia, 20,891.26; and Ms. Vincent, 21,637.75. These performance-based restricted stock units will vest upon satisfaction of certain criteria, including achievement of a specific level of total shareholder return, as discussed in more detail on page 46. This does not include certain other performance-based restricted stock granted in 2005 that will not vest until the end of 2006 at the earliest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2004, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

EXECUTIVE COMPENSATION

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2004, for the Company’s Chief Executive Officer and each of the four next most highly compensated executive officers serving as officers at December 31, 2004 (collectively, the “Named Executive Officers”). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2004 by the Company or any of its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Number of Securities Underlying Options and SARs(#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Wayne H. Brunetti	2004	1,065,000	416,281	9,670	—	—	3,547,489	117,624
Chairman and Chief	2003	1,065,000	1,175,542	1,728	—	—	—	217,841
Executive Officer	2002	1,065,000	—	9,836	—	—	—	95,832
Richard C. Kelly	2004	655,000	195,782	10,167	—	—	1,101,425	58,977
President and Chief	2003	532,361	1,000,000	2,127	—	—	—	89,850
Operating Officer	2002	510,000	—	2,243	—	—	—	45,917
Gary R. Johnson	2004	390,000	106,097	910	—	—	642,408	21,620
Vice President and	2003	390,000	500,000	1,091	—	—	—	17,589
General Counsel	2002	390,000	—	1,329	—	—	—	26,656
Paul J. Bonavia	2004	420,000	107,226	7,497	—	—	634,173	47,110
President, Commercial	2003	385,000	264,405	11,198	—	—	—	110,333
Enterprises	2002	385,000	—	3,956	—	—	—	9,278
Patricia K. Vincent	2004	435,000	119,305	8,397	—	—	560,036	19,622
President, Customer &	2003	368,333	283,235	3,806	—	—	—	34,993
Field Operations	2002	340,000	—	2,982	—	—	—	13,780

(1)            The amounts in this column represent awards earned under the Xcel Energy Inc. Executive Annual Incentive Award Plan that was approved by shareholders in 2000.  For Mr. Brunetti, Mr. Kelly, Mr. Bonavia and Ms. Vincent, the amounts for 2004 include the value of 11,690, 2,749, 3,011, and 3,350, respectively, shares of restricted common stock that such officers elected to receive in lieu of a portion of the cash payment to which they were otherwise entitled under the Xcel Energy Inc. Executive Annual Incentive Award Plan.  For Mr. Bonavia, the amount for 2004 includes the pre-tax value of 3,011 shares of unrestricted common stock he elected to receive in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Inc. Executive Annual Incentive Award Plan.  In addition to the amounts shown in this column, for 2004 Mr. Brunetti, Mr. Kelly, Mr. Bonavia and Ms. Vincent received restricted common stock in amounts equal to 20% of the portion of the awards that such officers elected to receive as restricted common stock in lieu of cash payment and Mr. Bonavia received unrestricted common stock in an amount equal to 5% of the portion of the award that he elected to receive as unrestricted common stock in lieu of cash payment.  For Mr. Brunetti and Mr. Bonvania, the amounts for 2003 include the value of 33,780 shares of restricted common stock and 7,598 shares of unrestricted common stock, respectively, that such officers elected to receive in lieu of a portion of the cash payment to which they were otherwise entitled under the Xcel Energy Inc. Executive Annual Incentive Award Plan.  In addition to the amounts shown in this column, for 2003 Mr. Brunetti received restricted common stock in an amount equal to 20% of the portion of the award that he elected to receive as restricted common stock in lieu of cash payment and Mr. Bonavia received unrestricted common stock in an amount equal to 5% of the portion of the award that he elected to receive as unrestricted common stock in lieu of cash payment.

(2)   The amounts shown include reimbursements for taxes on certain personal benefits, including perquisites such as financial planning and home security services, received by the Named Executive Officers. The value of the perquisites received by each of the Named Executive Officers is below the reporting threshold contained in the Securities and Exchange Commission’s rules and, thus, is not included in this column.

(3)   At December 31, 2004, Messrs. Brunetti and Kelly held shares of restricted stock. Mr. Brunetti held 51,741.72 and Mr. Kelly held 1,733.29 shares of restricted stock with an aggregate value of $941,699 and $31,546, respectively. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock. The dividends are reinvested in additional shares of stock which is also restricted for the same periods as the underlying restricted stock on which the dividends are paid. At December 31, 2004, Mr. Brunetti held 135,844.67 performance-based restricted stock units, with an aggregate value of $2,472,373, Mr. Kelly held 59,389.38 performance-based restricted stock units, with an aggregate value of $1,080,887, Mr. Johnson held 19,179.51 performance-based restricted stock units, with an aggregate value of $349,067, Mr. Bonavia held 20,654.54 performance-based restricted stock units, with an aggregate value of $375,913, and Ms. Vincent held 21,392.57 performance-based restricted stock units, with an aggregate value of $389,345. On January 20, 2005, dividend equivalents of 1,556.91, 680.66, 219.82, 236.72 and 245.18 were credited to Mr. Brunetti, Mr. Kelly, Mr. Johnson, Mr. Bonavia and Ms. Vincent, respectively. The performance-based restricted stock units were issued pursuant to grants under the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in 2000 and will vest upon satisfaction of certain criteria, including achievement of a specified level of total shareholder return, as discussed in more detail on page 46. If the specified performance targets are not satisfied within four years of grant, the performance-based restricted stock units will be forfeited.

(4)   Represents earnings due to lapse of restrictions on performance-based restricted stock units granted on March 28, 2003. Restrictions on the performance-based restricted stock units lapsed, but not before one year from the date of grant, after the achievement of a 27% total shareholder return (“TSR”) for 10 consecutive business days and other criteria relating to Xcel Energy’s common equity ratio. Effective November 11, 2003, both the TSR and common equity ratios had been achieved and, accordingly, the restrictions on the performance-based restricted stock units lapsed on March 29, 2004 and each recipient received shares of common stock equal to the number of performance-based restricted stock units then held by such recipient. Mr. Brunetti received 196,428 pre-tax shares. Mr. Kelly received 60,987 pre-tax shares. Mr. Johnson received 35,571 pre-tax shares. Mr. Bonavia received 35,115 pre-tax shares. Ms. Vincent received 31,010 pre-tax shares.

(5)   The amounts represented in the “All Other Compensation” column for the year 2004 for the Named Executive Officers include the following:

Name	Company Matching 401(k) Contributions ($)	Contributions to the Non-Qualified Savings Plan ($)	Value of the remainder of insurance premiums paid by the Company under the Officer Survivor Benefit Plan ($)	Imputed Income as a result of the Life Insurance paid by the Company ($)	Accrued Vacation Pay ($)	Earnings Accrued under Deferred Compensation Plan ($)	Total ($)
Wayne H. Brunetti	8,200	34,400	n/a	5,581	20,481	48,962	117,624
Richard C. Kelly	8,200	18,000	n/a	2,834	12,596	17,347	58,977
Gary R. Johnson	1,400	n/a	1,229	2,415	—	16,576	21,620
Paul J. Bonavia	8,200	4,600	n/a	1,526	—	32,784	47,110
Patricia K. Vincent	8,200	7,129	n/a	n/a	—	4,293	19,622

Aggregated Option/SAR Exercises in Last Fiscal Year and
FY-End Option/SAR Values

The following table indicates for each of the Named Executive Officers the number and value of exercisable and unexercisable options and stock appreciation rights as of December 31, 2004.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne H. Brunetti	—	—	692,850	756,000	—	—
Richard C. Kelly	—	—	224,750	228,000	—	—
Gary R. Johnson	—	—	100,365	147,000	—	—
Paul J. Bonavia	—	—	186,000	153,000	—	—
Patricia K. Vincent	—	—	37,200	107,000	—	—

(1)   Option values were calculated based on a $18.20 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2004.

Long-Term Performance Plan Awards In Last Fiscal Year(1)

The following table shows information on awards granted during 2004 under the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in  2000 for each person in the Summary Compensation Table.

	Number of				Estimated Future Payouts Under
	Shares, Units		Performance or		Non-Stock Price-Based Plans
	or Other		Other Period Until		Threshold
Name	Rights (2)		Maturation or Payout		($)(3)	Target ($)(#)	Maximum ($)
Wayne H. Brunetti	129,764	(3)	1/1/04-12/31/06		$552,469	$2,209,875	$4,419,750
	129,764	(4)	1/1/04-12/31/07	(4)		129,764 units	129,764 units
Richard C. Kelly	56,731	(3)	1/1/04-12/31/06		$241,531	$966,125	$1,932,250
	56,731	(4)	1/1/04-12/31/07	(4)		56,731 units	56,731 units
Gary R. Johnson	18,321	(3)	1/1/04-12/31/06		$78,000	$312,000	$624,000
	18,321	(4)	1/1/04-12/31/07	(4)		18,321 units	18,321 units
Paul J. Bonavia	19,730	(3)	1/1/04-12/31/06		$84,000	$336,000	$672,000
	19,730	(4)	1/1/04-12/31/07	(4)		19,730 units	19,730 units
Patricia K. Vincent	20,435	(3)	1/1/04-12/31/06		$87,000	$348,000	$696,000
	20,435	(4)	1/1/04-12/31/07	(4)		20,435 units	20,435 units

(1)   The amounts in this table for the year 2004 represent awards made under the performance-based restricted stock unit and performance share components described under “Long-Term Incentives” in the Report of the Governance, Compensation and Nominating Committee.

(2)   Each performance share or performance-based restricted stock unit represents the value of one share of Xcel Energy common stock.

(3)   Represents performance shares component. If the threshold for the performance share component of the 35th percentile is achieved, the payout could range between 25% and 200%. Payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. The estimated future payout amounts set forth above are based on a stock price of $17.03, which was the average of the high and low price of Xcel Energy common stock on January 2, 2004, the date of grant. At March 4, 2005, the closing price of Xcel Energy common stock was $17.84.

(4)   Represents the performance-based restricted stock unit component. Restrictions on the performance-based restricted stock units will lapse, but not before one year from the date of grant, after the achievement of a 27% total shareholder return (“TSR”) for 10 consecutive business days. If the TSR target is not met within four years, the grant will be forfeited. TSR is measured using the market price per share of Xcel Energy common stock, which at the grant date was $17.03, plus common dividends declared after grant date. Additional units are credited during the restricted period at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant. As of December 31, 2004, the following dividend equivalents have been credited: Mr. Brunetti, 6,081; Mr. Kelly, 2,658; Mr. Johnson, 859; Mr. Bonavia, 925; and Ms. Vincent, 958. On January 20, 2005, additional dividend equivalents of 1,557, 681, 220, 237 and 245 were credited to Mr. Brunetti, Mr. Kelly, Mr. Johnson, Mr. Bonavia and Ms. Vincent, respectively.

Pension Plan Table

The following table shows estimated combined pension benefits payable to a covered participant from the qualified and non-qualified defined benefit plans maintained by the Company and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the “SERP”). The Named Executive Officers are all participants in the SERP and the qualified and non-qualified defined benefit plans sponsored by us.

	Years of Service
Highest Average Compensation	10 years	15 years	20 or more years
$ 200,000	$55,000	$82,500	$110,000
225,000	61,875	92,813	123,750
250,000	68,750	103,125	137,500
275,000	75,625	113,438	151,250
300,000	82,500	123,750	165,000
350,000	96,250	144,375	192,500
400,000	110,000	165,000	220,000
450,000	123,750	185,625	247,500
500,000	137,500	206,250	275,000
600,000	165,000	247,500	330,000
700,000	192,500	288,750	385,000
800,000	220,000	330,000	440,000
900,000	247,500	371,250	495,000
1,000,000	275,000	412,500	550,000
1,100,000	302,500	453,750	605,000
1,200,000	330,000	495,000	660,000
1,300,000	357,500	536,250	715,000
1,400,000	385,000	577,500	770,000
1,500,000	412,500	618,750	825,000
1,600,000	440,000	660,000	880,000
1,700,000	467,500	701,250	935,000
1,800,000	495,000	742,500	990,000
1,900,000	522,500	783,750	1,045,000
2,000,000	550,000	825,000	1,100,000
2,100,000	577,500	866,250	1,155,000
2,200,000	605,000	907,500	1,210,000
2,300,000	632,500	948,750	1,265,000
2,400,000	660,000	990,000	1,320,000
2,500,000	687,500	1,031,250	1,375,000
2,600,000	715,000	1,072,500	1,430,000
2,700,000	742,500	1,113,750	1,485,000

The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary as of December 31 plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2004 reflect the covered compensation used to calculate SERP benefits.

The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) any other qualified or non-qualified benefits. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of December 31, 2004, were as follows:

Mr. Brunetti	20 years
Mr. Kelly	37 years
Mr. Johnson	26 years
Mr. Bonavia	7 years
Ms. Vincent	11 years

Notwithstanding any special provisions related to pension benefits described under the heading “Employment Agreements and Severance Arrangements,” the Company has granted additional credited years of service to Mr. Brunetti and Ms. Vincent for purposes of SERP accrual. The Company agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62, and, consequently the credited years of service for Mr. Brunetti in the above table reflects this full accrual. The Company agreed to grant Ms. Vincent five additional credited years of service, which are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Bonavia at age 57 and 8 months if he continues to be employed by the Company until such age.

In December 2004, the Board amended a number of executive and director compensation plans, including the SERP, in part to comply with deferred compensation requirements of new Section 409A of the Code, as amended by Section 885 of the American Jobs Creation Act of 2004, and other legislation. As a result of the amendments, participation in the SERP was frozen and the accrual of new benefits was prohibited after December 31, 2004. The plan will continue to operate in accordance with its terms with respect to amounts accrued and vested prior to January 1, 2005. It is expected that the plan will be amended in 2005 in order to achieve compliance with the new deferred compensation requirements and that the accrual of new benefits will again be permitted under this plan.

Legal Proceedings

On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy’s common stock between January 31, 2001 and July 26, 2002, was filed in the U.S. District Court for the District of Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; and former chairman James J. Howard as defendants. Among other things, the complaint alleged violations of Section 10(b) of the 1934 Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues including but not limited to “round trip” energy trades; the nature, extent and seriousness of liquidity and credit difficulties at NRG; and the existence of cross-default provisions (with NRG credit agreements) in certain of Xcel Energy’s credit agreements. After filing the lawsuit, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of senior notes issued by NRG in January 2001. The cases were all consolidated, and a consolidated amended complaint was filed. The amended complaint charged false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in Xcel Energy’s credit agreements for cross-defaults in the event of a default by NRG in one or more of NRG’s credit agreements; it added as additional defendants Gary R. Johnson, general counsel; Richard C. Kelly, then president of Xcel Energy Enterprises; two former executive officers and one current executive officer of NRG, David H. Peterson, Leonard A. Bluhm, and William T. Pieper; and a former independent director of NRG, Luella G. Goldberg; and it added claims of false and misleading disclosures, also regarding “round trip” trades and the cross-default provisions, as well as the extent to which the “fortunes” of NRG were tied to Xcel Energy, especially in the event of a buyback of NRG’s publicly owned shares under Section 11 of the Securities Act of 1933, as amended, with respect to issuance of the senior notes by NRG. The amended complaint sought compensatory and rescissionary damages, interest and an award of fees and expenses. On September 30, 2003, in response to the defendants’ motion to dismiss, the court issued an order dismissing the claims brought by purchasers of the NRG senior notes against defendants James Howard, Gary R. Johnson, Richard C. Kelly, David H. Peterson, Leonard A. Bluhm, William T. Pieper and Luella Goldberg. The court, however, denied the motion related to claims brought by Xcel Energy shareholders against Xcel Energy, James J. Howard, Wayne H. Brunetti and Edward J. McIntyre. Subsequently, following a pre-trial conference in December 2003, this matter was ordered to be ready for trial by February 1, 2006.

On August 15, 2002, a shareholder derivative action was filed in the U.S. District Court for the District of Minnesota, purportedly on behalf of Xcel Energy, against the directors and certain present and former officers, citing essentially the same circumstances as the securities class actions described immediately preceding and asserting breach of fiduciary duty. This action was consolidated for pre-trial purposes with the securities class actions and an amended complaint was filed. After the filing of this action, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on allegedly wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish adequate accounting controls, abuse of control and gross mismanagement. Considered collectively, the complaints sought compensatory damages, a return of compensation received, and awards of fees and expenses. In each of the cases, the defendants filed motions to dismiss the complaint or amended complaint for failure to make a proper pre-suit demand, or in the federal court case, to make any pre-suit demand at all, upon Xcel Energy’s board of directors. In January 2004, the state district court judge granted the defendants’ motion to dismiss both of the state court actions. In March 2004, plaintiffs filed notices of appeal related to this decision. In April 2004, plaintiffs withdrew their appeals. On July 12, 2004, the federal district court issued an order granting the defendants’ motion to dismiss the federal derivative lawsuit. Plaintiffs in the federal derivative lawsuit appealed the federal court’s dismissal.

On September 23, 2002, and October 9, 2002, two essentially identical actions were filed in the U.S. District Court for the District of Colorado, purportedly on behalf of classes of employee participants in Xcel Energy’s and its predecessors’ 401(k) or employee stock ownership plans, from as early as September 23, 1999, forward. The complaints in the actions named as defendants Xcel Energy, its directors, certain former directors, James J. Howard and Giannantonio Ferrari, and certain present and former officers, Edward J. McIntyre and David E. Ripka. The complaints alleged violations of the Employee Retirement Income Security Act in the form of breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of Xcel Energy’s common stock in the plans and making misleading statements and omissions in that regard. The complaints sought injunctive relief, restitution, disgorgement and other remedial relief, interest and an award of fees and expenses. The defendants filed motions to dismiss the complaints. On March 10, 2004, the defendants’ motions to dismiss were granted in part and denied in part. Upon motion of defendants, the cases were transferred to the District of Minnesota for purposes of coordination with the securities class actions and shareholders derivative action pending there.

On January 14, 2005, the Company entered into a settlement agreement relating to all three of these lawsuits. Under terms of the settlements of the securities and ERISA claims, the Company’s insurance carriers have agreed to pay $70.5 million and the Company will pay $17.5 million. Settlement of the derivative lawsuit involves the Company’s adoption of certain corporate governance measures and payment of plaintiff’s attorneys’ fees and expenses, of which the Company will pay up to a maximum of $125,000.

The securities settlement is dependent upon successful completion of both other settlements, and all three are subject to various conditions, including final approval by the U.S. District Court following notice and hearing. There are no guarantees that the conditions will be met, including that the final court approval will be obtained. The settlements include no admission of liability by the Company or any individual defendants.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Minnesota law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation, including the litigation described above. In connection with the derivative proceedings described above, for the period July 31, 2002 through March 31, 2003, the period April 1, 2003 through March 31, 2004, and the period April 1, 2004 through March 1, 2005, the Company has advanced expenses of approximately $22,000, $56,000 and $107,000, respectively, to the law firm of Jones Day on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer, approximately $15,000, $7,000 and $3,000, respectively, to the law firm of Briggs and Morgan on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer and approximately $8,000, $7,000 and $4,000, respectively, to the law firm of Rider Bennett on behalf of Mr. James J. Howard, former chairman.

REPORT OF THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS

The executive compensation and benefit programs of the Company are administered by the Governance, Compensation and Nominating Committee (for purposes of this report, the “Committee”). The Committee is composed of Douglas W. Leatherdale, Chair, C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Ralph R. Peterson and A. Patricia Sampson, all of whom are independent directors as defined by the listing standards of the New York Stock Exchange, “non-employee directors” of the Company as defined by Section 16(b) of the 1934 Act, and “outside directors” within the meaning of Section 162(m) of the Code. The Board has delegated to the Committee the responsibility of establishing the Company’s compensation philosophy, as well as the compensation package for the Chief Executive Officer and other Named Executive Officers of the Company. This includes establishing and administering the Company’s base salary program, executive annual and long-term incentive programs and executive benefit programs. The Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

Compensation Philosophy

The Committee’s goal is to attract, retain and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company’s executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management’s interests with those of shareholders. This philosophy results in a targeted compensation mix for senior officers in which annual and long-term incentives account for more than 50% of the executives’ targeted annual compensation. In addition, the Company’s compensation program helps to reinforce management’s link to shareholders by establishing plans that compensate executives based on corporate, business unit and individual performance goals. Finally, significant use of equity-based incentives, combined with the Company’s stock ownership guidelines, encourages management to respond to business challenges and opportunities as owners as well as employees.

In establishing a compensation strategy for the Company, the Committee works with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors, including but not limited to:

•        the desire to align management interests with those of shareholders and customers;

•        the desire to strongly link management pay to both annual and long-term Company performance; and

•        the need to attract talent from both within and outside of the utility industry, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

As a result, the Committee has approved a compensation strategy designed to meet these objectives and encourage executives to succeed in a highly evolving competitive environment. Base salaries and annual incentive opportunities are set primarily to the median of organizations of similar size in the utility industry. For these purposes, the utility industry peer group is very similar to, but somewhat broader than the EEI Electrics Index peer group utilized in the Stock Performance Graph on page 49. In the judgment of the Committee, the utility industry peer group is the appropriate group to use for compensation purposes. Long-term incentive targets are set at the 75th percentile of the utility industry and, as discussed below, are linked to both relative and absolute shareholder return. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive’s duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee’s intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For 2004, a portion of Mr. Brunetti’s compensation was non-deductible.

Base Salary

The Committee targeted base salaries to the 50th percentile of similarly sized utility industry companies (on a revenue adjusted basis) as described above. Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the merger between NCE and NSP that created Xcel Energy, which was $685,000. In connection with the assumption of increased responsibilities following the merger, effective August 2000, Mr. Brunetti received a salary adjustment to $895,000. Effective January 2002, Mr. Brunetti received a salary adjustment to $1,065,000. Mr. Brunetti did not receive any additional salary adjustments either for 2003 or 2004. Other Named Executive Officers received pay increases of 0% to 9% effective January 2004. In connection with the assumption of increased responsibilities following his appointment as President and Chief Operating Officer on October 22, 2003, Mr. Kelly had received a salary adjustment to $625,000 as of that date. These base salaries are included in the “Salary” column of the Summary Compensation Table.

Annual Incentives

For 2004, annual incentives were administered under the Xcel Energy Inc. Executive Annual Incentive Award Plan, which was approved by shareholders in 2000 (the “2000 Annual Incentive Plan”). Under the 2000 Annual Incentive Plan, annual incentive awards were targeted to the 50th percentile of the utility industry, as discussed above, and were based on achieving corporate financial and operational goals and business unit operational goals.

Target Annual Incentive Awards for 2004.   Annual incentive awards, expressed as a percentage of salary, were set by the Committee under the 2000 Annual Incentive Plan at the beginning of 2004.   Payouts of annual incentive awards were dependent on the level of achievement of corporate financial and operational goals and business unit operational goals approved by the Committee, with each individual having the opportunity to earn from 0% to 200% of his or her target annual incentive award based on the level of achievement in 2004 of the goals applicable to such individual. Corporate goals included targeted earnings per share and earnings before interest, taxes, depreciation and amortization, a customer satisfaction measurement, an environmental measurement related to air emissions and operations measurements related to generation availability, system availability, a measure of employee engagement and safety. Business unit goals included customer service, reliability, safety, environmental responsibility and meeting budget, measured at a business unit level.

Target annual incentive awards (as a percent of base salary) were set for all Xcel Energy officers, ranging from 85% of salary for Mr. Brunetti to 55% of salary for the other Named Executive Officers. With the approval of the Committee, an award could be multiplied by a leadership rating factor from zero to two.

Payouts of the annual incentive awards for Mr. Brunetti and Mr. Kelly were dependent entirely on attaining corporate goals. For the other Named Executive Officers, the formula was weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the 2000 Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three-year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

Calculation and Payment of 2004 Annual Incentive Awards.   Based on corporate performance during 2004, payouts under the corporate performance component were 46% of the corporate target. Business unit performance resulted in payouts ranging from 42% to 58% of the target for the business unit goals. As a result, the Named Executive Officers received from 46% to 50% of their targeted annual incentive awards. These annual incentive payments are included in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives

For 2004, long-term incentives were administered under the Xcel Energy Inc. Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Committee may select in designing long-term incentives.

For 2004, the Company’s long-term incentive plan had two components:

•        performance-based restricted stock units; and

•        performance shares.

Long-term incentive opportunities ranged from 415% of base salary for Mr. Brunetti to 160% of base salary for the other Named Executive Officers. Performance-based restricted stock units were targeted to deliver 50% of each officer’s long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

Performance-Based Restricted Stock Unit Component. On January 1, 2004, the Committee granted performance-based restricted stock units to executive officers. Each unit represented one share of our common stock. Prior to the expiration of the restricted period, the performance-based restricted stock units may not be sold or otherwise transferred by the recipients. The restricted period will end, and restrictions on transfer of the performance-based restricted stock units will lapse, when Xcel Energy’s common stock achieves a 27% total shareholder return (“TSR”) for 10 consecutive days; provided, however, that even if such TSR goal has been achieved, under no circumstances will the restrictions lapse until one year after the date of grant.

If the TSR target is not met within four years from the date of grant, the performance-based restricted stock units will be forfeited entirely. For these purposes, TSR is measured by the appreciation in the market price of our common stock since the date of grant (at which time the market price was $17.03) plus common dividends paid after the grant date.

The number of performance-based restricted stock units awarded was calculated by dividing the executive officer’s target award by $17.03, the average of the high and low prices of our common stock on the date of the grant.

Mr. Brunetti was awarded 129,764 performance-based restricted stock units. Other Named Executive Officers were awarded from 18,321 to 56,731 performance-based restricted stock units. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year table.

Performance Share Component. Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The target number of shares granted was calculated by dividing the executive’s target award by the fair market value of Xcel Energy common stock on the date of the grant. Payout of the performance share award is dependent entirely on a single measure, TSR relative to peers. Xcel Energy’s TSR, as measured over a three-year period, will be compared to the three-year TSR of other companies in the EEI Electrics Index as a peer group, one of the groups against which our stock performance is measured in the Stock Performance Graph on page 49. At the end of each three-year period, the performance unit component provides for payout at the target level if Xcel Energy’s TSR is at the 50th percentile of the peer group and at 200% of the target level for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payouts for performance below the 50th percentile. No payout would be made for performance below the 35th percentile.

For the measurement cycle that ended in 2004 (representing awards granted in 2002), the TSR was below the 35th percentile resulting in no payout.

For the 2004 to 2006 measurement cycle, Mr. Brunetti was awarded 129,764 shares. Other Named Executive Officers were awarded from 18,321 to 56,731 shares. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year table.

Other Perquisites and Benefits

Other perquisites and benefits provided to executives generally are not tied to the Company’s financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2004 to its executives are Company-paid life insurance in an amount equal to four times base pay (which, in general, the executives can purchase upon termination by repaying to the Company the greater of the cash surrender value or the aggregate premiums paid by the Company), and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table. Other perquisites and benefits provided by the Company in 2004 to its executives include reimbursement for financial planning services and home security systems, cash perquisite allowance, executive medical insurance and physicals, aircraft usage and club dues. The value of these perquisites and benefits in 2004 was less than $50,000 for each of the Named Executive Officers.

Certain executive officers, including three of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy, which is described in more detail under the heading “Employment Agreements and Severance Arrangements.”  The remaining two Named Executive Officers may receive severance benefits under their employment agreements, which are described in more detail under the heading “Employment Agreements and Severance Arrangements.”

Stock Ownership Guidelines

The Committee believes that it is essential to align management’s interests with those of the shareholders. In order to emphasize this belief, the Company adopted stock ownership guidelines for the executives. The Committee believes that linking a significant portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, ensures that executives have a stake similar to that of the Company’s shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive’s position. The guideline for the Chairman of the Board and Chief Executive Officer is five times base salary. The guideline for the President and Chief Operating Officer is four times base salary. Other business unit heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines and the number of shares necessary to satisfy the guidelines is based on an assumed valuation of $18 per share.

Chief Executive Officer Compensation

The compensation of Wayne H. Brunetti, Chairman of the Board and Chief Executive Officer, is determined by the process described in the base salary, short-term and long-term performance components above, namely base salary, annual incentive, performance share and performance-based restricted stock units. For 2004, Mr. Brunetti received an annual incentive award target of 85% of base salary and a long-term incentive opportunity of 415% of base salary. As discussed above, he was awarded 129,764 performance-based restricted stock units and 129,764 performance shares.

Mr. Brunetti received no base salary adjustments for 2004. His base salary is included in the “Salary” column of the Summary Compensation Table above.

Conclusion

The Committee believes that the Company’s executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company’s long-term success. The Committee is dedicated to ensuring that the Company’s total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

Submitted by the Governance, Compensation and Nominating Committee
of the Xcel Energy Board of Directors

Douglas W. Leatherdale, Chair	A. Barry Hirschfeld
C. Coney Burgess	Ralph R. Peterson
David A. Christensen	A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1999 and the reinvestment of all dividends).

The EEI Electrics Index currently includes 64 companies and is a broad measure of industry performance.

Comparative Total Return

	1999	2000	2001	2002	2003	2004
Xcel Energy/NSP	$100	$159	$160	$68	$110	$124
EEI Electrics	$100	$148	$135	$115	$142	$174
S&P 500	$100	$90	$78	$60	$76	$83

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Wayne H. Brunetti Employment Agreement

At the time of the merger between NCE and NSP that created Xcel Energy, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the merger was completed.  The initial term of the agreement was four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended.  Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of the Board of Directors of the Company for one year following the merger, and, commencing August 18, 2001 (one year after the merger) began serving as Chief Executive Officer, President and Chairman of the Board of Directors of the Company.  Mr. Brunetti is required to perform the majority of his duties at the headquarters of the Company in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area.  His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with the Company and its affiliates for two years following the termination of his employment, and from disclosing confidential information of the Company and its affiliates.

Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

•       a base salary not less than his base salary immediately before the merger;

•       the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the merger;

•       life insurance coverage and participation in a supplemental executive retirement plan; and

•       the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of the Company.

If Mr. Brunetti’s employment were to be terminated by the Company without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of the Company.  In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards.  In addition, the restrictions on his restricted stock would lapse and his stock options would have become vested.  Finally, the Company would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

Mr. Brunetti also had a change-of-control employment agreement with NCE. The NCE/NSP merger did not cause a “change of control” under this agreement, so it did not become effective as a result of the merger.  However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

Paul J. Bonavia Employment Agreement

In connection with and effective upon completion of the merger, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE.  Except as discussed below, the original agreement expired December 14, 2000.  In connection with the merger, Mr. Bonavia’s position changed from Senior Vice President, General Counsel and President of NCE’s International business unit to President of our Energy Markets business unit.  In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he waived the right to claim certain benefits under the 1999 Xcel Energy senior executive severance policy (the “1999 Policy”) relating to this change in his status prior to that date.  If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia’s employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy, which terminated on August 18, 2003 on its scheduled termination date.  In further amendments, Mr. Bonavia agreed to continue his employment through August 31, 2003.  Mr. Bonavia also agreed not to assert at any time that his duties and responsibilities have been diminished.  In return, we agreed that if we terminate Mr. Bonavia’s employment at any time for any reason other than cause, as defined in the 1999 Policy, or if Mr. Bonavia terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy as if he had terminated on January 6, 2003, and as adjusted for inflation.  The severance benefits payable under the 1999 Policy included generally 2.5 times salary, bonus and long-term compensation, as well as payments for an additional 2.5 years of service under the pension and retirement savings plans.  Based on his compensation levels as of January 6, 2003, the severance benefits payable to Mr. Bonavia under his employment agreement will be approximately $4,000,000.

2003 Severance and Change in Control Policy

In October of 2003, we adopted the Xcel Energy Senior Executive Severance and Change in Control Policy (the “2003 Policy”).  The 2003 policy was intended to replace the 1999 Policy and, in many ways, operates similarly to the 1999 policy.  Each of our Named Executive Officers, other than Mr. Brunetti and Mr. Bonavia, are participants in the 2003 Policy.  Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

Under the 2003 Policy, a participant whose employment is terminated will receive severance benefits unless:

•       the employer terminated the participant for cause (as defined in the 2003 Policy);

•       termination was because of the participant’s death, disability or retirement;

•       the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•       the participant terminated voluntarily.

The severance benefits for executive officers under the 2003 Policy include the following:

•       a cash payment equal to two times the participant’s annual base salary and target annual incentive award;

•       prorated target annual incentive compensation for the year of termination;

•       financial planning benefit for two years and outplacement services costing not more than $30,000;

•       a cash payment equal to value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans, if the participant had remained employed for another two years;

•       continued medical, dental and life insurance benefits for two years; and

•       continued perquisite allowance for two years.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control (as defined in the 2003 Policy), the participant will receive benefits under the 2003 Policy similar to the severance benefits above, except that for certain of our executive officers, including those of our Named Executive Officers who are participants, the cash payment will be equal to three times the participant’s annual base salary and target annual incentive award, the cash payment for the value of additional retirement savings and pension credits will be for three years instead of two and medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for three years instead of two.  In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the 2003 Policy.

To receive the benefits under the 2003 Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(2)	17,016,102	$26.67	4,728,180
Equity compensation plans not approved by security holders	n/a	n/a		(3)

(1)            Excludes securities authorized for issuance under the Xcel Energy Inc. 2005 Omnibus Incentive Plan and under the Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005), each approved by the Board on December 15, 2004 and submitted for approval by shareholders at the 2005 Annual Meeting.

(2)	Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
	PSCo Omnibus Incentive Plan	275,548		$22.09	—
	Xcel Energy Inc. Omnibus Incentive Plan	9,076,825	(4)	$26.55	2,772,334	(5)
	NRG Long-Term Incentive Compensation Plan	1,951,358		$32.28	—
	NCE Omnibus Incentive Plan	3,156,971		$26.33	—
	NSP Executive Long-Term Incentive Award Stock Plan	2,483,775		$23.54	—
	Xcel Energy Inc. Executive Annual Incentive Award Plan	—		—	1,277,471
	Stock Equivalent Plan for Non-Employee Directors	71,625		—	678,375

(3)            Xcel Energy had a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors could receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on Xcel Energy common stock. The shareholders approved an amended and restated plan at the 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

(4)            Includes performance shares, performance-based restricted stock units and reinvested dividend equivalents with respect to performance-based restricted stock units. For performance shares, the actual number of securities to be paid out will be dependent upon Xcel Energy’s TSR compared to a peer group. Performance-based restricted stock units are subject to forfeiture as described under “Long-Term Incentives” in the Report of the Governance, Compensation and Nominating Committee.

(5)            Awards under the Omnibus Incentive Plan can take the form of stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares or performance units.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee is composed of Roger R. Hemminghaus, Chair, Richard H. Anderson, Douglas W. Leatherdale, Albert F. Moreno and Margaret R. Preska.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended and restated by the Audit Committee on March 1, 2005 and approved by the Board on March 2, 2005. A copy of the charter is attached to this proxy statement as Appendix A. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

•       considered and discussed the audited financial statements with management and our independent auditors — the Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•       discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees and standards issued by the Public Company Accounting Oversight Board;

•       received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of Deloitte & Touche LLP with them;

•       reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

•       discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2004. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2005. Shareholder ratification of this appointment is included as Proposal No. 4 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Roger R. Hemminghaus, Chair	Margaret R. Preska
Richard H. Anderson	Albert F. Moreno
Douglas W. Leatherdale

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has audited the Company’s consolidated financial statements in 2002, 2003 and 2004. The firm has offices and affiliates in most localities throughout the country where the Company has operations. Audit services provided by Deloitte & Touche LLP in 2004 included the audit of consolidated financial statements of the Company; limited reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Independent Public Accountants Fees

For the years ended December 31, 2004 and December 31, 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting.

Total fees paid to Deloitte & Touche in 2004 and 2003 were $7,802,000 and $7,285,000, respectively. The fees paid in 2004 included approximately $3,152,000 for services related to attestation and assessment of readiness required by the Sarbanes-Oxley Act. No comparable amounts were paid in 2003.

Audit Fees

The aggregate audit fees include fees billed for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. These amounts include estimated billings for the completion of the audits, which billings were rendered after the year-end being audited. These fees exclude amounts charged in 2003 by PricewaterhouseCoopers LLP, the auditors of the Company’s former subsidiary, NRG Energy, Inc.

Total audit fees for the 2004 financial statement audit were $4,459,000, including $2,250,000 for attestation procedures required by the Sarbanes-Oxley Act.

Total audit fees for the 2003 financial statement audit were $2,688,000, including $521,000 in support of debt and stock offerings.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2004 were $2,273,000. These fees included $902,000 for assessment of Sarbanes-Oxley readiness,

$556,000 for assessment of internal controls in a customer billing system under development, $226,000 for employee benefit plan audits, $200,000 for performance of agreed-upon procedures to assess compliance with regulations, $175,000 for evaluation of income tax accounting enhancements, and $214,000 for other audits and accounting consultations.

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2003 were $608,000. These fees include $385,000 for assessment of internal controls in a customer billing system under development, and $223,000 for employee benefit plan audits and other accounting consultations.

Tax Fees

The aggregate fees billed for tax services for the fiscal year ended December 31, 2004 were $1,070,000. These fees included $413,000 for tax planning and compliance services related to the Company’s investment in NRG, which was divested in 2003, $313,000 for other tax compliance services, and $344,000 for other tax planning services.

The aggregate fees billed for tax services for the fiscal year ended December 31, 2003 were $2,812,000. These fees include $1,332,000 for tax planning issues related to the Company’s investment in NRG, $708,000 for NRG-related tax compliance matters, $392,000 for various other compliance services and $380,000 for other tax planning services.

All Other Fees

There were no other fees billed for the fiscal year ended December 31, 2004.

Other fees billed for the fiscal year ended December 31, 2003 were $1,177,000. These fees include $1,164,000 for consulting support related to customer service initiatives and $13,000 for other consulting services.

Audit Committee Pre-Approval Policies

Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2004 were pre-approved by the Audit Committee.

Leased Employees

In connection with their audit of our 2004 annual financial statements, Deloitte & Touche’s work was performed 100% by full-time, permanent employees of Deloitte & Touche.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Cathy J. Hart
CATHY J. HART
Secretary

Minneapolis, Minnesota

APPENDIX A

XCEL ENERGY INC.

Audit Committee Charter

(As amended and adopted on March 2, 2005)

A.   Authority.  The Audit Committee is granted its authority by the Board of Directors to perform each of the specific duties enumerated in this Committee Charter. The Audit Committee will be provided adequate resources to discharge its responsibilities and will receive staff support from the Corporate Controller and Audit Services Department. In particular, the Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation (1) to the Company’s independent external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (2) compensation to any advisers employed by the Audit Committee, and (3) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Audit Committee may direct any officer or employee of the Company or any of its subsidiaries or request the Company’s outside counsel or independent external auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

B.   Purpose and Responsibility.  The Audit Committee will assist the Board in fulfilling the Board’s oversight responsibilities relating to (1) the accounting and financial reporting processes of the Company, (2) the internal control structure of the Company, (3) the integrity of the financial statements of the Company and other financial information provided to shareholders by the Company, (4) the Company’s compliance with legal and regulatory requirements, (5) the performance of the Company’s internal audit function and independent external auditors, and (6) the qualifications and independence of the Company’s independent external auditors.

The Audit Committee will prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement relating to its annual meeting of shareholders.

Consistent with the duties and function of the Board generally, the Committee has oversight, not managerial, duties and authority in discharging its responsibilities. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (GAAP). These are the responsibilities of management and the independent external auditor.

The Audit Committee will, of necessity, rely upon management, the Company’s internal audit personnel, and the independent external auditors to plan and coordinate the audit, to determine that the Company’s financial statements are complete and accurate and to determine that the financial statements are prepared in accordance with GAAP.

C.   Committee Size and Members’ Qualifications.  The Audit Committee shall consist of three or more members of the Board each of whom (1) satisfies the requirements for independence under applicable law and the listing standards of the New York Stock Exchange, and (2) is financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one Committee member shall qualify as an audit committee financial expert, as the Board interprets such qualification in its business judgment considering applicable legislation and regulation. The designation or identification of a person as an Audit Committee financial expert shall not (1) impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or (2) affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

At least one member of the Audit Committee shall also serve on the Finance Committee of the Board.

Each member of the Audit Committee shall serve on no more than three audit committees of public companies (including the Company).

The Board of Directors will appoint the members and the Chair of the Audit Committee. Each Audit Committee member will serve at the pleasure of the Board and for such term as the Board may decide or until such Audit Committee member is no longer a Board member.

D.   Specific Duties.  The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent external auditor (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In particular, the Audit Committee shall:

(Financial Reporting)

1. Review and discuss the annual audited financial statements with management and the independent external auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A)”, disclosures regarding internal controls and other matters required to be reported to the Audit Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules issued by the Securities and Exchange Commission (SEC) pursuant thereto. The Audit Committee shall recommend to the Board its approval of the audited financial statements and disclosures included in the Company’s Form 10-K.

2. Review with management and the independent external auditor the Company’s quarterly financial information filed on Form 10-Q, including reviewing the specific disclosures in MD&A, prior to public distribution.

3. Review disclosures by the Company’s principal executive officer and principal financial officer required under Rule 13a-14 and 13a-15 promulgated under the Securities Exchange Act of 1934 in each annual or quarterly report filed with the SEC in accordance with the rules adopted by the SEC.

4. Prepare an audit committee report as required by the SEC to be included in the Company’s proxy statement relating to its annual meeting of shareholders.

5. Discuss earnings press releases, including any use of proforma or adjusted non-GAAP information which discussion may be done generally as a review of the types of information to be disclosed and the form of presentation to be made. In addition, the Committee shall generally discuss the types of financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management, internal audit and the independent external auditors (a) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the adequacy of the Company’s internal controls, including disclosure controls and procedures, and internal control over financial reporting, and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods on the financial statements, and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

7. Coordinate and consult with the Finance Committee for the purposes of receiving all reasonably available information pertinent to considering whether the Company’s audited and unaudited financial disclosures appropriately disclose material financial and operational risk exposures in a manner consistent with GAAP and other applicable laws and regulations.

(Independent External Auditor)

8. Discuss with the independent external auditor the following matters related to the conduct of the audit:

(a) the methods used to account for significant unusual transactions;

(b) all critical accounting policies to be used by the Company, all alternative accounting treatments discussed with management, the effect of such alternative treatments, and the independent external auditor’s preferred treatment;

(c) the process used by management in formulating sensitive accounting estimates and the basis for the independent external auditor’s conclusions regarding the reasonableness and quality of those estimates;

(d) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements;

(e) significant issues brought to the national office of the independent external auditor for consultation;

(f) all written communications with management, including management letters or other reports on internal control such as the attestation required by Section 404 of the Sarbanes-Oxley Act of 2002 and any rules issued by the SEC pursuant thereto, related to management’s internal control report;

(g) any schedule of unrecorded adjustments; and

(h) any audit problems, including any difficulties encountered in the course of their audit work, including any restrictions on the scope of their work or access to required information and management’s response.

The Audit Committee shall be responsible for the resolution of disagreements between management and the independent external auditor regarding financial reporting.

9. The Audit Committee has the sole authority to (a) appoint, retain and terminate the Company’s independent external auditor, (b) pre-approve all audit services and related fees, and (c) pre-approve any permitted non-audit services and related fees. The Audit Committee may delegate the authority to grant any pre-approvals of services and fees to one or more members of the Audit Committee as its designates, subject to the delegated member or members reporting any such pre-approvals to the Audit Committee at its next scheduled meeting. The Audit Committee shall report its conclusions regarding appointment of the independent external auditor to the Board.

10. At least annually, obtain and review a report by the Company’s independent external auditor describing (a) the audit firm’s internal quality control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent external auditor and the Company.

11. Review with the independent external auditor the scope and planning of the prospective annual audit. Review with the independent external auditor new developments in accounting principles and reporting that may materially affect the Company.

12. Review and approve the Company’s policy governing the hiring of current or former employees of the independent external auditor, which policy shall be in compliance with Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC, and monitor compliance with respect to such policy.

13. Receive a written report from the independent external auditor confirming independence and maintain an active dialogue with the auditor regarding non-audit services with the Company. In connection with the Audit Committee’s evaluation of the independence of the independent external auditor, the Audit Committee shall also review and evaluate the lead partner of the independent external auditor and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

14. In coordination with management, evaluate the performance of the independent external auditor.

15. Obtain assurance from the independent external auditor that in the course of conducting the audit, there have been no illegal acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Audit Committee under Section 10A(b) of the Exchange Act.

(Internal Audit)

16. Review the appointment of the senior internal auditing executive and recommend replacement, if necessary.

17. Review the scope and planning of the annual internal audit plan. Review responsibilities, budget and staffing for the internal audit department, including a discussion of such items with the independent external auditor.

18. Review any significant findings to management prepared by internal auditing and management’s responses.

(Periodic Reviews)

19. Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20. Review with management, the independent external auditor, and the senior internal auditing executive any correspondence with regulators or governmental agencies or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies.

22. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

23. Review with the Company’s Chief Compliance Officer the Company’s Code of Conduct, including disclosures of insider and related party transactions.

24. Meet periodically with management, the senior internal auditing executive and the independent external auditor in separate executive sessions.

25. Perform an annual self-evaluation of the Audit Committee’s performance. The Audit Committee may conduct this performance evaluation in such manner as the Audit Committee, in its business judgment, deems appropriate.

26. Review and reassess the adequacy of this charter at least annually and submit it to the Board for approval.

E.   Meetings.  The Audit Committee shall meet no fewer than five times during the calendar year and at such other times as may be requested by its Chairman provided that a majority of the Audit Committee members may call a meeting at any time and shall make regular reports to the Board.

F.   Meeting Attendance.  A majority of the members of the Audit Committee shall constitute a quorum for transaction of any business at any meetings of the Committee. The Chief Accounting Officer shall be the coordinating officer for the Committee and attend all meetings as appropriate. The Chief Financial Officer, the General Counsel and the senior internal auditing executive shall also attend meetings as appropriate. Other management representatives shall attend as necessary.

G.   Supporting Materials and Agendas.  The Chair of the Audit Committee will, in consultation with the other members of the Audit Committee, the Company’s independent external auditors and the appropriate officers of the Company, establish the agenda for each Audit Committee meeting. Audit Committee members may also raise subjects that are not on the agenda at any meeting. The agenda and all materials to be reviewed at an Audit Committee meeting shall be provided to the Audit Committee members prior to the meeting date.

Signed:
/s/ ROGER R. HEMMINGHAUS	Date: March 2, 2005
Chairman of the Audit Committee
/s/ WAYNE H. BRUNETTI	Date: March 2, 2005
Chairman of the Board

APPENDIX B

XCEL ENERGY INC.
2005 OMNIBUS INCENTIVE PLAN

Section 1. Purpose

The purpose of the Xcel Energy Inc. (“Company”) 2005 Omnibus Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by (a) attracting and retaining executive personnel and other key employees of outstanding training, experience and ability; (b) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; and (c) enabling such employees to participate in the long-term growth and financial success of the Company.

Section 2. Definitions

“Act” shall mean the Securities Exchange Act of 1934, as amended.

“Affiliate” shall mean any corporation or other entity which is not a Subsidiary, but as to which the Company possesses a direct or indirect ownership interest and has representation on the board of directors or any similar governing body.

“Award” shall mean a grant or award under Sections 6 through 11 inclusive, of the Plan, as evidenced in a written document delivered to a Participant as provided in Section 13(b).

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Bonus Stock” means an Award granted pursuant to Section 10 of the Plan expressed as a share of Common Stock which may or may not be subject to restriction.

“Cashless Exercise” means the exercise of an Option by the Participant through the use of a brokerage firm to make payment to the Company of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of Stock issued pursuant to the exercise of the Option, and upon or simultaneously with the receipt of such payment, the Company delivers the exercised Shares to the brokerage firm.

“Change in Control” is the occurrence of any of the events described in subsections (a) through (d), below:

(a)            An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty percent (20%) or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”), or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)            A change in the composition of the Board such that the individuals who, as of the date of the 2005 annual meeting of shareholders of the Company, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the date of the 2005 annual meeting of shareholders of the Company, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)            The consummation of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (iii) individuals who were members of the board of directors of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)            The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Governance, Compensation and Nominating Committee of the Board of Directors or such other committee designated by the Board which, to the extent required to comply with Rule 16b-3 or Section 162(m), shall consist solely of two or more outside directors who qualify both as “non-employee directors”, as defined in Rule 16b-3, and “outside directors” under Code Section 162(m).

“Common Stock” or “Stock” shall mean the common stock of the Company.

“Company” shall mean Xcel Energy Inc., a Minnesota corporation.

“Covered Employee” means a Participant (i) who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or (ii) who the Committee believes will be such a covered employee for a Performance Cycle or Restricted Period and have compensation in excess of $1,000,000 for the calendar year in which the Award related to such Performance Cycle or Restricted Period is includible in the Participant’s income.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean Participant’s legal spouse, or if none, the Participant’s estate.

“Dividend Reinvestment Plan” shall mean the Company’s shareholder dividend reinvestment plan as in effect from time to time.

“Employee” shall mean any employee of the Employer.

“Employer” shall mean the Company and any Subsidiary or Affiliate.

“Fair Market Value” shall mean the average of the high and low sale price of the Stock on the date in question. In cases where no Stock was traded on the day in question, the next preceding trade day shall be used.

“Fiscal Year” shall mean the fiscal year of the Company.

“Incentive Stock Option” shall mean a stock option granted under Section 6 which is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” shall mean a stock option granted under Section 6 which is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” shall mean an individual who is selected by the Committee to receive an Award under the Plan.

“Payment Value” shall mean the dollar amount assigned to a Performance Unit or Performance Share under Section 8 with respect to the applicable Performance Cycle.

“Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

“Performance Cycle” or “Cycle” shall mean the period selected by the Committee during which the performance is measured for the purpose of determining the extent to which a Performance Award has been earned.

“Performance Goals” shall mean the objectives established by the Committee for a Performance Cycle or other specified period, for the purpose of determining the extent to which Awards which have been contingently awarded for such Cycle or period are earned.

“Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 8 herein, the value of which is determined, in whole or in part, by the value of Stock in a manner deemed appropriate by the Committee and described in the Agreement.

“Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 8 herein, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Agreement.

“Restricted Period” shall mean the period selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

“Restricted Stock” shall mean shares of Common Stock subject to a substantial risk of forfeiture that are granted, pursuant to Section 9 herein, to a Participant, who is restricted from selling, assigning, transferring, pledging or otherwise encumbering the Shares during the Restricted Period.

“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9.5 which is a hypothetical share of Common Stock the value of which is based on the value of Common Stock, and which is subject to restrictions and risk of forfeiture until vested at the end of the Restricted Period.

“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Act, or any successor rule, as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code, or any successor section under the Code, as amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

“Stock” or “Shares” means the Common Stock of the Company.

“Stock Appreciation Right” means the right to receive an amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over the exercise price of a related Option or the Fair Market Value of the Stock on the date of grant of the Stock Appreciation Right.

“Stock Exchange” shall mean the primary national securities exchange on which the Common Stock is traded as of the particular time in question.

“Stock Unit Award” shall mean an award of Common Stock or units granted under Section 11.

“Subsidiary” shall mean any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee shall have sole and complete discretion and authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret and construe the terms and provisions of the Plan and make all determinations necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such non-discretionary administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee’s determinations and decisions shall be final, conclusive and binding upon all persons, including the Company, stockholders, an Employer, Employees, Participants and Designated Beneficiaries.

Section 4. Eligibility

The Committee shall have sole and complete discretion in determining those Employees who shall participate in the Plan. The Committee may request recommendations for individual awards from the Chief Executive Officer of the Company.

Section 5. Maximum Amount Available for Awards

The maximum aggregate number of Shares available for issuance in respect of Awards made under the Plan shall be a total of 8,323,800 shares of Common Stock, which Awards may be in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Bonus Shares, or any other right or option, provided that no more than 25% of these Shares shall be Restricted Stock. All such Shares may be issued under the Plan through Incentive Stock Options. Shares may be made available from the authorized but unissued Shares of the Company or from Shares acquired by the Company, including Shares purchased in the open market. In the event that (i) an Option or Stock Appreciation Right is settled for cash or expires or is terminated unexercised as to any Shares covered thereby, or (ii) any Award in respect of Shares is canceled or forfeited for any reason under the Plan without the delivery of Shares to the Participant or is paid in cash, such Shares shall thereafter be again available for award pursuant to the Plan. In the event any Option or other Award is exercised through the surrender of Shares or in the event that withholding tax liabilities arising in connection with any Award are satisfied by the withholding of Shares by the Company or by the delivery of Shares by the Participant, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered, withheld or delivered.

In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall adjust appropriately any or all of (i) the number and kind of Shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan; (ii) the number and kind of Shares subject to then outstanding Options and other Awards; and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate by the Committee in its sole discretion, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award, the making of such cash payment the Committee may condition on the cancellation of such Option or Award; provided, however, that the number of Shares subject to any Option or other Award shall always be a whole number.

Section 6. Stock Options

a)                Grant

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the Option Price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonqualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any implementing regulations.

b)                Option Price

The Committee shall, in its discretion, establish the exercise price per share of Stock covered by an Option (“Option Price”) at the time each Option is granted which shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant.

c)                Exercise

1)               Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award or thereafter; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten (10) years from the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

2)               Options shall be exercised by the delivery of written notice from the Participant to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. No Shares shall be delivered pursuant to any exercise of an Option until payment of the Option Price has been received by the Company. Payment of the Option Price may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by the surrender or delivery of shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by any combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such Option Price. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a Cashless Exercise of the Option. Under no circumstance, however, may a Participant who is a director or executive officer (or equivalent thereof) of the Company within the meaning of Section 13(k) of the Act, as added by Section 402(a) of the Sarbanes-Oxley Act of 2002 (an “Insider”), be allowed to exercise using the Cashless Exercise method if the Cashless

Exercise would result in a violation of Section 13(k) of the Act. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant stock certificates in an appropriate amount based upon the number of Shares with respect to which the Option is exercised, issued in the Participant’s name, or deposit such number of Shares in the Participant’s Dividend Reinvestment Plan account.

3)               The Company may not, under any circumstances, lend money to any Participant to obtain the cash necessary to exercise all or any portion of an Option.

Section 7. Stock Appreciation Rights

a)                Subject to the provisions of the Plan, the Committee may, with sole and complete authority, grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Stock Appreciation Rights granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six (6) months after grant, shall not be exercisable after the expiration of ten (10) years from the date of grant and shall have an exercise price of not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant (“Exercise Price”).

b)                A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right over the Exercise Price thereof. The Committee shall determine upon or prior to the exercise of a Stock Appreciation Right whether such Stock Appreciation Right shall be settled in cash, Shares, or a combination thereof. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights granted thereafter.

c)                A limited Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change in Control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the Change in Control or paid during the thirty-day (30) period immediately preceding the occurrence of the Change in Control in any transaction reported on the Stock Exchange.

Section 8. Performance Awards

a)                Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants who shall receive Performance Awards in the form of Performance Units or Performance Shares, the number and value of such Performance Units or Performance Shares for each Performance Cycle, the Performance Goals on which each Award shall be contingent, and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of each Performance Cycle may differ from each other. There may be different Performance Goals in existence at any one time.

b)                Subject to the provisions of the Plan, including Section 12, the Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust, subject to Section 12, the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

c)                As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Units or Performance Shares which have been earned on the basis of performance in relation to the established Performance Goals.

d)                Payment Values of earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under paragraph (c), above. The Committee shall determine whether Payment Values are to be distributed in the form of cash, Shares, or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed at the time of grant by the Committee in the applicable Awards.

Section 9. Restricted Stock

a)                Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom shares of Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards. Subject to the provisions of the Plan, including Section 12, the Restricted Period may be shortened, lengthened or waived by the Committee at any time in its discretion with respect to one or more Participants or Awards outstanding.

b)                Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or the Participant’s legal representative, except to the extent such Restricted Stock has been forfeited to the Company under the terms and conditions of the Award.

c)                During the Restricted Period, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those Shares. Participants may elect to be taxed prior to the time the restrictions on such Shares have lapsed, pursuant to Section 83(b) of the Code.

d)                During the Restricted Period, Participants in whose name Restricted Stock is granted under the Plan shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.

Section 9.5 Restricted Stock Units

a)                Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Stock Units shall be granted, the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. Subject to the provisions of the Plan, including Section 12, the Restricted Period may be shortened, lengthened or waived by the Committee at any time in its discretion with respect to one or more Participants or Awards outstanding.

b)                Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. As soon as practicable after the expiration of the Restricted Period, the Company shall pay to the Participant or, if the Participant has died, the Participant’s Designated Beneficiary, except to the extent such Restricted Stock Units have been forfeited to the Company under the terms and conditions of the Award, (i) a cash payment equal to the Fair Market Value of the Restricted Stock Units as of the last day of the Restricted

Period or (ii) Shares in an amount equal to the number of the Restricted Stock Units, as determined at the discretion of the Committee.

Section 10. Bonus Stock

Subject to the provisions of the Plan, the Committee, at any time and from time to time, may award shares of Bonus Stock to participants under the Plan without cash consideration. The Committee shall determine and indicate in the related Award agreement whether such shares of Bonus Stock awarded under the Plan shall be unencumbered of any restrictions (other than those advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 9. In the event the Committee assigned any restrictions on the shares of Bonus Stock awarded under the Plan, then such shares shall be subject to at least the following restrictions:

1)               No shares of Bonus Stock may be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or encumbered if such shares are subject to restrictions which have not lapsed or have not been vested.

2)               If any condition of vesting of the shares of Bonus Stock are not met, all such shares subject to such vesting shall be delivered to the Company (in a manner determined by the Committee) within sixty (60) days of the failure to meet such conditions without any payment from the Company.

Section 11. Other Stock Based Awards

a)                Subject to the provisions of the Plan, in addition to granting Options, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock, Restricted Stock Units and Bonus Stock, the Committee shall have authority to grant to Participants Stock Unit Awards which can be in the form of Common Stock or units, the value of which is based, in whole or in part, on the value of Common Stock. Subject to the provisions of the Plan, including Section 11(b) below, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) as the Committee may determine in its sole and complete discretion at the time of grant. The rules need not be identical for each Stock Unit Award.

b)                In the sole and complete discretion of the Committee, a Stock Unit Award may be granted subject to the following rules:

1)               Any shares of Common Stock which are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of grant of the Stock Unit Award.

2)               Stock Unit Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and any Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration, provided that for any Common Stock to be purchased in connection with a Stock Unit Award the purchase shall be at least fifty percent (50%) of the Fair Market Value of such Common Stock on the date such Award is granted.

3)               Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant.

4)               Stock Unit Awards may provide for deferred payment schedules fixed at the time of grant of the Award and/or vesting over a specified period of employment.

5)               In such circumstances as the Committee may deem advisable and subject to the provisions of the Plan, including Section 12, the Committee may waive or otherwise remove, in whole or in part, any restriction or limitation to which a Stock Unit Award was made subject at the time of grant.

c)                In the sole and complete discretion of the Committee, an Award, whether made as a Stock Unit Award under this Section 11 or as an Award granted pursuant to Sections 6 through 10 may provide the Participant with (i) dividends or dividend equivalents (payable on a current or deferred basis) which may be added to the Award and subject to such conditions, restrictions and contingencies (including vesting), including the conditions, restrictions and contingencies applicable to the underlying Awards with respect to which they were granted, as the Committee shall determine; and (ii) cash payments in lieu of or in addition to an Award.

Section 12. Special Provisions Applicable to Covered Employees

Awards subject to performance criteria paid to Covered Employees under this Plan shall be governed by the conditions of this Section 12 in addition to the requirements of Sections 8, 9, 9.5, 10 and 11 above. Should conditions set forth under this Section 12 conflict with the requirements of Sections 8, 9, 9.5, 10 and 11, the conditions of this Section 12 shall prevail.

a)                The Performance Goals established by the Committee will be based on one or more of the following: earnings per share, market share, stock price, sales, costs, capital expenditures, net operating income, net income, cash flow, retained earnings, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on equity, return on capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, environmental standards or compliance, economic value added, margins, measures of employee satisfaction or engagement, and individual performance measures; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code. At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal. For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or one or more Affiliates, and/or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

b)                The Performance Goals established by the Committee in respect of an Award shall not allow for any discretion by the Committee as to an increase in the Award (whether directly or indirectly by adjusting the Performance Goals), but discretion to lower an Award is permissible.

c)                The Award and payment of any Award under this Plan to a Covered Employee which is subject to Performance Goals shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Employee. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals and other material terms relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

d)                The maximum Award that may be paid to any Covered Employee under the Plan pursuant to Section 8 for any Performance Cycle is $2,000,000 in cash and 2,000,000 Shares. The maximum number of shares of Stock subject to Options or Stock Appreciation Rights granted during a calendar year to any Employee shall be 2,000,000 Shares. The maximum number of shares of

Stock subject to Restricted Stock, Restricted Stock Units, Bonus Stock or Stock Unit Awards granted during a calendar year to any Employee which are subject to Performance Goals shall be 2,000,000 Shares.

e)                All Awards to Covered Employees under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Section 12.

Section 13. General Provisions

a)                Withholding

The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of payments of Awards in the form of Common Stock, the Employer may require the Participant to pay to the Employer the amount of any taxes required to be withheld with respect to such Common Stock. However, the Participant may pay all or any portion of the taxes, in such amount as determined by the Employer, required to be withheld by the Employer or paid by the Participant with respect to such Common Stock by electing (or in absence of an election may be deemed by the Committee to have elected) to have the Employer withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined (“Tax Date”). Following the Tax Date, such election is irrevocable and subject to disapproval by the Committee.

b)                Awards

Each Award hereunder shall be evidenced in writing, delivered to the Participant and shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of the Participant and the effect thereon, if any, of a Change in Control of the Company.

c)                Nontransferability

No Award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. Notwithstanding the above, in the discretion of the Committee, Awards may be transferable pursuant to a domestic relations order, as determined by the Committee or its designee.

d)                No Rights to Employment

No person shall have claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. Further, the Employer expressly reserves the right at any time to dismiss a Participant, free of any liability or any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

e)                No Rights as Stockholder

Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof. Notwithstanding the foregoing, in connection with each grant of Restricted Stock, Bonus Stock or Stock Unit Award hereunder, the applicable Award shall specify if and to what extent the Participant’s rights as a stockholder may be restricted in respect of such Restricted Stock, Bonus Stock or Stock Unit Award.

f)                   Construction of the Plan

The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota.

g)                Effective Date and Term

Subject to the approval of the shareholders of the Company, the Plan shall be effective on the date of the 2005 annual meeting of shareholders of the Company. The Plan will terminate 10 years after its effective date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

h)                Amendment of Plan

The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Act or which is a requirement for the performance-based compensation exception under Section 162(m) of the Code or of any rule of the Stock Exchange or other exchange or market on which Shares are listed.

i)                    Amendment of Award

The Committee may amend, modify or terminate any outstanding Award without the Participant’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, (i) to change the date or dates as of which: (a) an Option or Stock Appreciation Right becomes exercisable; (b) a Performance Unit or Performance Share is deemed earned; and (c) Restricted Stock or Restricted Stock Units become nonforfeitable; or (ii) to cancel and reissue an Award under such different terms and conditions as it determines appropriate; provided, however, that no such amendment or modification shall adversely affect the rights of any Participant without the Participant’s consent. However, except as provided in Section 5, in no event will the Option Price of Options be reduced or will Options be cancelled and replaced with Options having a lower Option Price, without the prior approval of the Company’s shareholders.

j)                    Certain Participants

All performance-based Awards shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m) of the Code, unless the Committee in its discretion determines that any such Award to an executive officer is not intended to qualify for the exemption for performance-based compensation under Section 162(m).

k)                Change in Control

In the event a Change in Control occurs, all stock-based Awards, such as Stock Options and Restricted Stock, shall vest one hundred percent (100%) immediately upon a Change in Control and all cash-based Awards, such as Performance Awards and Restricted Stock Units, shall vest and be paid out immediately in cash; provided, however, if such cash-based Awards were subject to the attainment of Performance Goals, such Awards shall be paid out as if the Performance Goals have been obtained at target levels through the effective date of the Change in Control or as the Committee may otherwise determine.

l)                    Certain Awards Deferring the Receipt of Compensation

Unless the Committee shall determine otherwise, all Awards under this Plan, to the extent they or any provision thereof is subject to Section 409A of the Code relating to deferred compensation under nonqualified deferred compensation plans, shall be granted under the Plan only if the terms and conditions of such Awards, including the provisions regarding payment thereof, comply with the rules of Code Section 409A, as amended from time to time, and any implementing regulations and guidance.

m)            Successors

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed to “Company” for the purposes of this Plan), and the heirs, executors and administrators of each Participant.

APPENDIX C

XCEL ENERGY INC.
EXECUTIVE ANNUAL INCENTIVE AWARD PLAN
(Effective MAY 25, 2005)

I.

PURPOSE AND EFFECTIVE TIME

This Xcel Energy Inc. (“Company”) Executive Annual Incentive Award Plan, as it may be amended from time to time, (the “Plan”), is designed to provide a significant and flexible economic opportunity to selected officers and employees of the Company and its Affiliates as a reflection of their individual and group contributions to the success of the Company and its Affiliates. Payments pursuant to Article XI of the Plan are intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, as excluded from the term “applicable employee remuneration” (such payments are hereinafter referred to as “Excluded Income”). The Plan shall be effective as of May 25, 2005 (the “Effective Date”), subject to the shareholder approval required by Article XV of the Plan.

II.

DEFINITIONS

“Affiliate” means (i) a corporation at least fifty percent (50%) of the common stock or voting power of which is owned, directly or indirectly, by the Company, and (ii) any other corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean the happening of any of the following events:

(a)   An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)   A change in the composition of the Board such that the individuals who, as of the date of the 2005 annual meeting of shareholders of the Company, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the 2005 annual meeting of shareholders of the Company, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)   The consummation of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (iii) individuals who were members of the board of directors of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)   The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Governance, Compensation and Nominating Committee of the Board, or such other committee of the Board as the Board may from time to time determine, which, to the extent required to comply with Section 162(m) of the Code or Rule 16b-3 under Section 16(b) of the Exchange Act, shall be composed solely of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

“Company” shall mean Xcel Energy Inc., a Minnesota corporation.

“Covered Employees” shall mean the Participants designated by the Committee prior to the award of an Incentive Award opportunity hereunder who are or are expected to be “covered employees” within the meaning of Section 162(m)(3) of the Code for the Incentive Period as to which an Incentive Award hereunder is payable and for whom the Committee intends that amounts payable hereunder constitute Excluded Income.

“Disinterested Person” shall mean a member of the Board who qualifies both as an “outside director” for purposes of Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 under Section 16(b) of the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Incentive Award” shall mean a cash or Stock award payable to a Participant pursuant to the terms of the Plan, including a Special Incentive Award.

“Incentive Period” shall mean the period, determined in the discretion of the Committee, with respect to which a Participant is eligible to earn an Incentive Award.

“Participant” shall have the meaning set forth in Article IV hereof.

“Payment Date” shall mean the date following the conclusion of a particular Incentive Period on which the Committee certifies that applicable Performance Goals, if any, have been satisfied and authorizes payment of Incentive Awards for such Incentive Period.

“Performance Goals” shall have the meaning set forth in Article XI hereof.

“Special Incentive Award” shall have the meaning set forth in Article XI hereof.

“Stock” or “Shares” means the Common Stock of the Company.

“Target Incentive Award” shall mean the amount determined by multiplying a Participant’s base salary as of the last day of the applicable Incentive Period by a percentage designated by the Committee in its sole discretion at the time the award is granted, which percentage need not be the same for each Participant.

III.

ADMINISTRATION

The Plan shall be administered by the Committee. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel (who may be the compensation consultants, independent auditors and outside counsel of the Company or an Affiliate) and other persons to assist or render advice to the Committee, all at the expense of the Company. The Committee shall have the sole authority and complete discretion to make rules and regulations relating to the administration of the Plan and to construe and interpret the Plan and any Incentive Awards granted thereunder, and any interpretations and decisions of the Committee with respect to the Plan shall be final and binding.

IV.

ELIGIBILITY

The Committee shall, in its sole discretion, determine for each Incentive Period those officers and salaried employees of the Company and its Affiliates who shall be eligible to participate in the Plan (the “Participants”) for such Incentive Period based upon such Participants’ opportunity to have a substantial impact on the operating results of the Company or an Affiliate. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any Incentive Period by any Participant require continued participation by such Participant in any subsequent Incentive Period.

V.

MAXIMUM AMOUNT AVAILABLE FOR AWARDS

The maximum aggregate number of Shares available for issuance in respect of Incentive Awards made under the Plan shall be a total of 1,200,000 Shares. Shares may be made available from the authorized but unissued Shares of the Company or from Shares acquired by the Company, including Shares purchased in the open market. In the event that any award of Shares is canceled or forfeited for any reason under the Plan without the delivery of Shares to the Participant, such Shares shall thereafter be again available for award pursuant to the Plan. In the event that withholding tax liabilities arising in connection with the payment of any Incentive Award are satisfied by withholding of Shares by the Company or by the delivery of Shares by the Participant, the number of Shares available for issuance in respect of Incentive Awards under the Plan shall be increased by the number of Shares withheld or delivered.

In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination,

exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall adjust appropriately any or all of (i) the number and kind of Shares which thereafter may be awarded under the Plan; (ii) the number and kind of Shares subject to Incentive Awards or outstanding as restricted Shares under the Plan; and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate by the Committee in its sole discretion, make provision for cash payment to a Participant or a person who has an outstanding Incentive Award or restricted Shares under the Plan, the making of such cash payment the Committee may condition on the cancellation of such Incentive Award or restricted Shares; provided, however, that the number of Shares subject to any Incentive Award shall always be a whole number.

VI.

DETERMINATION OF INCENTIVE AWARDS

Subject to Article XI hereof, the amount and terms of each Incentive Award to a Participant and the Incentive Period to which it relates shall be determined by and in the discretion of the Committee. The Committee may condition the earning of an Incentive Award upon the attainment of specified performance goals, measured over a period ending no later than the end of the applicable Incentive Period. Such performance goals may relate to the Participant or the Company, or any Affiliate, division or department of the Company or Affiliate for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, and may be different for each Participant. Incentive Awards payable under the Plan will consist of a cash or Stock award from the Company, based upon a percentage (which may exceed one hundred percent (100%)) of the Target Incentive Award and, if applicable, the degree of achievement of such performance goals. Incentive Awards under this Plan for Covered Employees shall be subject to preestablished Performance Goals and other terms as provided in Article XI hereof. Except with respect to Covered Employees, the Committee may, in its sole discretion, increase or decrease the amount of any Incentive Award payable to a Participant and, in recognition of changed or special circumstances, may award Incentive Awards to Participants even though the Incentive Awards are not earned. Incentive Awards earned or otherwise awarded will be paid as soon as administratively feasible on or after the Payment Date.

VII.

CERTAIN ELECTIONS OF FORM OF PAYMENT OF INCENTIVE AWARDS

As part of and to the extent provided in an Incentive Award, including a Special Incentive Award, at the time of grant under the Plan, the Committee may permit a Participant to elect, prior to the beginning of the Incentive Period or at such other time as the Committee may determine, to receive the amount payable under the Incentive Award in (i) cash, (ii) Shares, (iii) restricted Shares, or (iv) any combination thereof. Subject to the maximum amount payable to Participants who are Covered Employees as provided in Article XI, to the extent a Participant elects to receive an Incentive Award in Shares, the amount of the Incentive Award so payable shall be increased by five percent (5%), and to the extent a Participant elects to receive an Incentive Award in restricted Shares, the amount of the Incentive Award payable in restricted Shares shall be increased by twenty percent (20%). The number of Shares to be distributed in Shares or restricted Shares shall be based on the average of the high and low sale price of a Share on the applicable Payment Date or, if no Shares are traded on that date, on the next preceding trade day.

Restricted Shares so issued in payment of an Incentive Award shall be subject to such terms and conditions as the Committee shall determine but shall be subject to at least the following as may be modified by the Committee in order to comply, to the extent applicable, with the rules of Code Section 409A, as amended from time to time, and any implementing regulations and guidance:

(a)           During the periods in which the Shares are subject to restrictions as hereinafter provided (the “Restricted Periods”), the restricted Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant, except by will or the laws of descent and distribution. Certificates issued in respect of restricted Shares shall be registered in the name of the Participant and deposited by the Participant with the Company.

(b)           The restrictions described above shall commence on the Payment Date as of which the restricted Shares are issued and terminate with respect to (i) one-third of the Shares on March 1 of the calendar year next following the calendar year in which the Payment Date occurs, (ii) one-third of the Shares on March 1 of the second calendar year next following the calendar year in which the Payment Date occurs and (iii) one-third on March 1 of the third calendar year next following the calendar year in which the Payment Date occurs.

(c)           Restricted Shares shall vest and be available on the expiration of the applicable Restricted Periods or upon the occurrence of an earlier Change in Control (as defined in Article II above with such modifications as the Committee shall determine as may be needed to comply with Section 409A of the Code and the guidance and regulations promulgated thereunder, if applicable) in which event the Restricted Periods shall thereupon end.

(d)           If, before the end of the applicable Restricted Periods as provided above, the Participant separates from service with the Company and its Affiliates for any reason other than death, Disability or Retirement, all Shares then subject to the above restrictions will be forfeited to Company; provided, however, that if the Participant separates from service by reason of death, Disability or Retirement, the restrictions shall lapse and the Restricted Periods shall end on the date of such separation. For this purpose, “Disability” shall mean qualifying for long-term disability benefits under a plan sponsored by the Company or its Affiliates in the Participant participates and “Retirement” shall mean voluntary separation on or after the attainment of age 55.

(e)           At the expiration of the Restricted Periods, the Company shall cause Shares released from restriction to be transferred to the Participant or the Participant’s legal representative, as the case may be, except to the extent such Shares have been forfeited to the Company.

(f)              During the Restricted Periods, Participants in whose name the restricted Shares are issued may exercise full voting rights in respect of the restricted Shares and shall be entitled to all dividends and other distributions paid with respect to those Shares; provided however, that any cash dividend distributions shall be reinvested in additional Shares and such reinvested cash dividends and any dividends or distributions paid in Shares shall be subject to the same restrictions as the restricted Shares with respect to which they were distributed.

VIII.

TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment with the Company and its Affiliates terminates for any reason during the Incentive Period with respect to any Incentive Awards, a prorated Incentive Award shall be payable to the Participant in cash (notwithstanding any election to the contrary pursuant to Article VII to receive Shares or restricted Shares) on the applicable Payment Date, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee; provided, however, that in the case of a Covered Employee, no amount shall be payable pursuant to the Plan unless the Performance Goals are satisfied or the termination of employment of the Covered Employee is due to death or disability. A Participant who remains employed through the Incentive Period, but is terminated prior to the applicable Payment Date, shall be entitled to receive any Incentive Award payable to such Participant with respect to such Incentive Period in cash and without regard to any election to the contrary pursuant to Article VII to receive Shares on restricted Shares.

IX.

AMENDMENT AND DISCONTINUANCE

The Board shall have the right to amend, alter, discontinue or otherwise modify the Plan or any award hereunder from time to time but no such modification shall, without the consent of the Participant affected, impair any award made prior to the effective date of the modification; provided however, that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Exchange Act or which is a requirement for the performance-based compensation exception under Section 162(m) of the Code or of any rule of the stock exchange or market on which Shares are listed.

X.

MISCELLANEOUS

The Committee may authorize the creation of trusts or other arrangements to meet the payment obligations created under the Plan; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. The Plan shall be governed by and construed in accordance with the laws of the State of Minnesota.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed to “Company” for the purposes of this Plan), and the heirs, executors and administrators of each Participant.

XI.

PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

Incentive Awards under the Plan to Participants who are Covered Employees shall be subject to pre-established Performance Goals as set forth herein. Notwithstanding Article VI hereof, the Committee shall not have the discretion to modify the terms of awards to such Participants except as specifically set forth in this Article XI.

(a)           Target Bonus. On or before the 90th day of each Incentive Period, and in any event before twenty-five percent (25%) or more of the Incentive Period has elapsed, the Committee shall establish in writing specific Performance Goals for the Incentive Period, upon the attainment of which will be conditioned the payment of Incentive Awards (“Special Incentive Awards”) to such of the Participants who may be Covered Employees. A Special Incentive Award shall consist of a cash or Stock award from the Company to be based upon a percentage (which may exceed one hundred percent (100%)) of a Target Incentive Award. The extent, if any, to which a Special Incentive Award will be payable will be based upon the degree of achievement of pre-established Performance Goals over a specified Incentive Period;

provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to an Incentive Period.

(b)           Incentive Period. The Incentive Period will be a period of twelve (12) months, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to such Incentive Period.

(c)           Performance Goals. The Performance Goals established by the Committee at the time a Special Incentive Award is granted will be based on one or more of the following: earnings per share, market share, stock price, sales, costs, capital expenditures, net operating income, net income, cash flow, retained earnings, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on equity, return on capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, environmental standards or compliance, economic value added, margins, measures of employee satisfaction or engagement, and individual performance measures; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code. At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal. For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or one or more Affiliates, and/or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

(d)           Payment of an Incentive Award. At the time the Special Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Incentive Award which may be payable based upon the degree of attainment of the Performance Goals during the Incentive Period. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Special Incentive Awards have been satisfied, payment shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage of the Target Incentive Award and the terms and conditions of Article VII, if applicable, unless the Committee determines, in its sole discretion, to reduce the payment to be made. Payment shall be subject to the terms and conditions of Article VII if the Committee so provides at the time of the grant of the Special Incentive Award.

(e)           Maximum Payable. The maximum amount payable to a Covered Employee under this Plan for any calendar year by the Company pursuant to this Plan shall be $2,000,000 and 100,0000 Shares. Consistent with these limits, at the time the Special Incentive Award is granted the Committee shall specify the maximum dollar amount payable under the Special Incentive Award.

XII.

CHANGE IN CONTROL

Notwithstanding any other provision of this Plan, (i) upon a Change in Control, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment in cash equal to his or her Target Incentive Award (determined as if the Participant’s base salary as of the day immediately preceding the date of the Change in Control were his or her base salary as of the last day of the Incentive Period) for the Incentive Period that includes the date of the Change in Control, and (ii) any additional Incentive Award that becomes payable to such a Participant for that Incentive Period, including the amount, if any, payable pursuant to an election under Article VII to receive Shares or restricted Shares, shall be reduced (but not below zero) by the amount of the payment made to such Participant pursuant to clause (i) of this Article XII.

XIII.

DEFERRAL ELECTIONS

Subject to all the terms and conditions of the Company’s Deferred Compensation Plan, a Participant may elect under such Deferred Compensation Plan to defer the receipt of Incentive Awards payable hereunder in cash.

XIV.

WITHHOLDING

The Company and its Affiliates shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Incentive Awards under this Plan. In the case of payments of Incentive Awards in the form of Shares, the Company may require the Participant to pay to the Company the amount of any taxes required to be withheld with respect to such Shares. However, the Participant may pay all or any portion of the taxes, in such amount as determined by the Company, required to be withheld by the Company or its Affiliates or paid by the Participant with respect to such Shares by electing (or in absence of an election may be deemed by the Committee to have elected) to have the Company withhold Shares, or by delivering previously owned Shares, having a fair market value equal to the amount required to be withheld or paid. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined (“Tax Date”). Following the Tax Date, such election is irrevocable and subject to disapproval by the Committee.

XV.

SHAREHOLDER APPROVAL AND TERM

This Plan shall not become effective unless it shall have been approved by the affirmative vote of a majority of the total voting power of the shares of common stock and preferred stock of Xcel Energy Inc. present in person or by proxy and entitled to vote thereon at a meeting of shareholders duly held within twelve months after March 1, 2005. The Plan will terminate 10 years after its Effective Date. Incentive Awards and restricted Shares outstanding as of such date shall not be affected or impaired by the termination of the Plan.

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2005 Annual Meeting of Shareholders:

1.

The Annual Meeting of Shareholders is open only to Xcel Energy shareholders and Xcel Energy’s invited guests. Shareholders attending the Annual Meeting should present an admittance ticket or evidence of Xcel Energy Inc. stock ownership to gain entrance. You will be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting.

2.

The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance.  If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.
4.

If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question.  You must ask a question and direct it to the Chairman.  Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.

Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.

The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings.  The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.	No firearms or weapons will be allowed in the meeting room.
8.	No banners or signs will be allowed in the meeting room.
9.	Individuals wishing to gain admittance to the Annual Meeting will pass through a metal detector.
10.	Xcel Energy reserves the right to inspect all items entering the meeting room. Handbags, briefcases and packages will be inspected.

ADMISSION TICKET
2005 Annual Meeting of Shareholders

Wednesday, May 25, 2005, 10:00 A.M. CDT

Doors will open at 9:00 A.M. CDT

The Minneapolis Convention Center - The Auditorium

1301 Second Avenue South

Minneapolis, Minnesota

Shareholders who do not present an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2005 Annual Meeting of Shareholders of Xcel Energy Inc.

You may vote by telephone, by Internet or by mail.

To vote by telephone or Internet, see instructions on reverse side.

To vote by mail, please return your proxy in the enclosed business reply envelope.

Proxy for Annual Meeting of Shareholders — May 25, 2005

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc. (the “Company”) hereby appoints Cathy J. Hart, Gary R. Johnson, Richard C. Kelly and Benjamin G.S. Fowke III, or any one or more of them, as proxies each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 25, 2005 and any adjournment or adjournments thereof, and to vote as designated hereon and in their discretion with respect to any other business properly brought before the Annual Meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”) AND THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

ADDRESS CHANGE/COMMENTS

This proxy when properly executed will be voted in the manner designated hereon and in the discretion of the proxies with respect to any other matters properly brought before the meeting. If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4.

XCEL ENERGY INC.
P.O. BOX 11466
NEW YORK, NY 10203-0466

(CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL
https://www.proxyvotenow.com/xel		1-866-213-0576
• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
Votes must be indicated
☒ in Black or Blue ink.

                The Board of Directors recommends a vote FOR items 1, 2, 3 and 4.

1. To elect eight directors.
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐

Nominees: 01- Richard H. Anderson, 02 - C. Coney Burgess, 03 - A. Barry Hirschfeld, 04 - Richard C. Kelly, 05 - Albert F. Moreno, 06 - Ralph R. Peterson, 07 - Dr. Margaret R. Preska, and 08 - Ronald M. Moquist

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

*Exceptions

				FOR	AGAINST	ABSTAIN
2. To approve the Xcel Energy Inc. 2005 Omnibus Incentive Plan				☐	☐	☐

3. To approve the Xcel Energy Inc. Executive Annual Incentive Plan (Effective May 25, 2005)				☐	☐	☐

4. To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal accountants for 2005				☐	☐	☐

To change your address, please mark this box	☐
To include any comments, please mark this box	☐

SCANLINE

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here